Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

BOSTON PROPERTIES LIMITED PARTNERSHIP

All other schedules for which a provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable, and therefore have been omitted.

Management’s Report on Internal Control over

Financial Reporting

Management of Boston Properties, Inc., the sole general partner of Boston Properties Limited Partnership (“the Company”), is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. The Company’s internal control over financial reporting is a process designed under the supervision of the principal executive officer and principal financial officer of Boston Properties, Inc. to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

As of the end of the Company’s 2013 fiscal year, management conducted assessments of the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on these assessments, management has determined that the Company’s internal control over financial reporting as of December 31, 2013 was effective.

Our internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of our assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our financial statements.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing on page 112, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013.

Report of Independent Registered Public Accounting Firm

To the Partners of

Boston Properties Limited Partnership:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Boston Properties Limited Partnership and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Boston, MA

February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes to the Company’s reportable segments disclosed in Note 14, as to which the date is June 3, 2014.

ITEM 1—Financial Statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

(in thousands, except for unit amounts)

	December 31, 2013	December 31, 2012
ASSETS
Real estate, at cost	$18,548,441	$14,454,962
Less: accumulated depreciation	(3,096,910)	(2,876,983)

Total real estate	15,451,531	11,577,979
Cash and cash equivalents	2,365,137	1,041,978
Cash held in escrows	57,201	55,181
Investments in securities	16,641	12,172
Tenant and other receivables (net of allowance for doubtful accounts of $1,636 and $1,960, respectively)	59,464	69,555
Related party notes receivable	—	282,491
Interest receivable from related party notes receivable	—	104,816
Accrued rental income (net of allowance of $3,636 and $1,571, respectively)	651,603	598,199
Deferred charges, net	884,450	588,235
Prepaid expenses and other assets	184,477	90,610
Investments in unconsolidated joint ventures	126,084	659,916

Total assets	$19,796,588	$15,081,132

LIABILITIES AND CAPITAL
Liabilities:
Mortgage notes payable	$4,449,734	$3,102,485
Unsecured senior notes (net of discount of $14,146 and $10,472, respectively)	5,835,854	4,639,528
Unsecured exchangeable senior notes (net of discount of $182 and $1,653, respectively)	744,880	1,170,356
Unsecured line of credit	—	—
Mezzanine notes payable	311,040	—
Outside members’ notes payable	180,000	—
Accounts payable and accrued expenses	202,470	199,102
Distributions payable	497,242	110,488
Accrued interest payable	167,523	72,461
Other liabilities	578,969	324,613

Total liabilities	12,967,712	9,619,033

Commitments and contingencies	—	—

Noncontrolling interests:
Redeemable interest in property partnerships	99,609	97,558

Redeemable partnership units—666,116 and 995,997 series two preferred units outstanding (874,168 and 1,307,083 common units at redemption value, if converted) at December 31, 2013 and December 31, 2012, respectively	87,740	138,302

Redeemable partnership units—360,126 and 1,221,527 series four preferred units outstanding at redemption value at December 31, 2013 and December 31, 2012, respectively	18,006	61,076

Redeemable partnership units—15,583,370 and 16,053,497 common units and 1,455,761 and 1,303,296 long term incentive units outstanding at redemption value at December 31, 2013 and December 31, 2012, respectively	1,710,218	1,836,522

Capital:
5.25% Series B cumulative redeemable preferred units, liquidation preference $2,500 per unit, 80,000 and no units issued and outstanding at December 31, 2013 and December 31, 2012, respectively	193,623	—
Boston Properties Limited Partnership partners’ capital—1,700,222 and 1,689,580 general partner units and 151,282,879 and 149,911,629 limited partner units outstanding at December 31, 2013 and December 31, 2012, respectively	3,993,548	3,330,605
Noncontrolling interests in property partnerships	726,132	(1,964)

Total capital	4,913,303	3,328,641

Total liabilities and capital	$19,796,588	$15,081,132

The accompanying notes are an integral part of these consolidated financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2013	2012	2011
	(in thousands, except for per unit amounts)
Revenue
Rental
Base rent	$1,675,412	$1,457,834	$1,376,278
Recoveries from tenants	292,944	228,170	198,083
Parking and other	97,158	89,207	80,496

Total rental revenue	2,065,514	1,775,211	1,654,857
Hotel revenue	40,330	37,915	34,529
Development and management services	29,695	34,060	33,406

Total revenue	2,135,539	1,847,186	1,722,792

Expenses
Operating
Rental	742,956	639,088	572,668
Hotel	28,447	28,120	26,128
General and administrative	115,329	90,129	87,101
Transaction costs	1,744	3,653	1,987
Impairment loss	4,401	—	—
Depreciation and amortization	552,589	437,692	421,519

Total expenses	1,445,466	1,198,682	1,109,403

Operating income	690,073	648,504	613,389
Other income (expense)
Income from unconsolidated joint ventures	75,074	49,078	85,896
Gains on consolidation of joint ventures	385,991	—	—
Interest and other income	8,310	10,091	5,358
Gains (losses) from investments in securities	2,911	1,389	(443)
Interest expense	(446,880)	(410,970)	(391,533)
Gains (losses) from early extinguishments of debt	122	(4,453)	(1,494)

Income from continuing operations	715,601	293,639	311,173
Discontinued operations
Income from discontinued operations	8,022	9,806	10,876
Gains on sales of real estate from discontinued operations	115,459	38,445	—
Gain on forgiveness of debt from discontinued operations	20,736	—	—
Impairment loss from discontinued operations	(2,852)	—	—

Net income	856,966	341,890	322,049
Net income attributable to noncontrolling interests
Noncontrolling interests in property partnerships	(1,347)	(3,792)	(1,558)
Noncontrolling interest—redeemable preferred units	(14,103)	(3,497)	(3,339)

Net income attributable to Boston Properties Limited Partnership	$841,516	$334,601	$317,152

Basic earnings per common unit attributable to Boston Properties Limited Partnership
Income from continuing operations	$4.14	$1.70	$1.86
Discontinued operations	0.83	0.29	0.07

Net income	$4.97	$1.99	$1.93

Weighted average number of common units outstanding	169,126	167,769	164,486

Diluted earnings per common unit attributable to Boston Properties Limited Partnership
Income from continuing operations	$4.14	$1.70	$1.86
Discontinued operations	0.83	0.29	0.06

Net income	$4.97	$1.99	$1.92

Weighted average number of common and common equivalent units outstanding	169,446	168,360	165,011

The accompanying notes are an integral part of these consolidated financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
	2013	2012	2011
	(in thousands)
Net income	$856,966	$341,890	$322,049
Other comprehensive income:
Amortization of interest rate contracts (1)	2,513	2,594	2,595

Other comprehensive income	2,513	2,594	2,595

Comprehensive income	859,479	344,484	324,644
Comprehensive income attributable to noncontrolling interests	(15,450)	(7,289)	(4,897)

Comprehensive income attributable to Boston Properties Limited Partnership	$844,029	$337,195	$319,747

(1)	Amounts reclassified from comprehensive income primarily to interest expense within the Company’s Consolidated Statements of Operations.

The accompanying notes are an integral part of these consolidated financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 and 2011

(in thousands)

Total Partners’ Capital
Balance at December 31, 2010	$2,693,939
Contributions	450,412
Net income allocable to general and limited partner units	280,902
Distributions	(300,996)
Accumulated other comprehensive loss	2,298
Unearned compensation	6,537
Conversion of redeemable partnership units	85,498
Adjustment to reflect redeemable partnership units at redemption value	(93,902)

Balance at December 31, 2011	3,124,688
Contributions	248,863
Net income allocable to general and limited partner units	299,401
Distributions	(346,555)
Accumulated other comprehensive loss	2,321
Unearned compensation	4,364
Conversion of redeemable partnership units	34,621
Adjustment to reflect redeemable partnership units at redemption value	(37,098)

Balance at December 31, 2012	3,330,605
Contributions	626,568
Net income allocable to general and limited partner units	765,337
Distributions	(748,378)
Accumulated other comprehensive loss	2,261
Unearned compensation	5,002
Conversion of redeemable partnership units	30,291
Adjustment to reflect redeemable partnership units at redemption value	175,485

Balance at December 31, 2013	$4,187,171

The accompanying notes are an integral part of these consolidated financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2013	2012	2011
	(in thousands)
Cash flows from operating activities:
Net income	$856,966	$341,890	$322,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	557,349	445,861	430,961
Non-cash compensation expense	45,155	29,679	29,672
Impairment loss	4,401	—	—
Income from unconsolidated joint ventures	(75,074)	(49,078)	(85,896)
Gains on consolidation of joint ventures	(385,991)	—	—
Distributions of net cash flow from operations of unconsolidated joint ventures	32,600	47,002	39,851
Losses (gains) from investments in securities	(2,911)	(1,389)	443
Non-cash portion of interest expense	2,649	43,131	54,962
Settlement of accreted debt discount on repurchases of senior unsecured exchangeable notes	(56,532)	(69,499)	(5,601)
Losses (gains) from early extinguishments of debt	(264)	(1,000)	1,494
Gains on sales of real estate from discontinued operations	(115,459)	(38,445)	—
Gain on forgiveness of debt from discontinued operations	(20,736)	—	—
Impairment loss from discontinued operations	2,852	—	—
Change in assets and liabilities:
Cash held in escrows	315	10,272	(9,801)
Tenant and other receivables, net	(443)	23,155	(19,396)
Accrued rental income, net	(59,972)	(77,363)	(79,992)
Prepaid expenses and other assets	12,966	6,990	(39,213)
Accounts payable and accrued expenses	13,108	3,854	6,660
Accrued interest payable	21,302	3,356	6,778
Other liabilities	2,073	1,354	6,569
Tenant leasing costs	(56,428)	(76,821)	(53,212)

Total adjustments	(79,040)	301,059	284,279

Net cash provided by operating activities	777,926	642,949	606,328

Cash flows from investing activities:
Acquisitions of real estate	(522,900)	(788,052)	(112,180)
Construction in progress	(396,835)	(356,397)	(271,856)
Building and other capital improvements	(73,821)	(49,943)	(61,961)
Tenant improvements	(105,425)	(139,662)	(76,320)
Proceeds from sales of real estate	250,078	61,963	—
Cash recorded upon consolidation	79,468	—	—
Proceeds from land transaction	—	—	43,887
Proceeds from mortgage loan released from (placed in) escrow	—	—	267,500
Deposits on real estate	—	—	10,000
Issuance of notes receivable, net	12,491	(2,049)	(10,442)
Capital contributions to unconsolidated joint ventures	—	(6,214)	(17,970)
Capital distributions from unconsolidated joint ventures	225,862	3,557	140,505
Investments in securities, net	(1,558)	(1,235)	(1,259)

Net cash used in investing activities	(532,640)	(1,278,032)	(90,096)

The accompanying notes are an integral part of these consolidated financial statements.

Cash flows from financing activities:
Proceeds from mortgage notes payable	—	—	1,178,306
Repayments of mortgage notes payable	(80,311)	(253,877)	(1,251,841)
Proceeds from unsecured senior notes	1,194,753	997,790	848,019
Redemption/repurchase of unsecured senior notes	—	(224,261)	—
Redemption/repurchase/exchange of unsecured exchangeable senior notes	(393,468)	(507,434)	(44,586)
Deferred financing costs	(15,195)	(8,468)	(15,970)
Net proceeds from preferred units issuance	193,623	—	—
Deposit on mortgage loan financing	—	—	(14,500)
Returned deposit on mortgage loan financing	—	—	14,500
Net proceeds from ATM stock issuances	—	247,027	439,037
Net proceeds from equity transactions	(334)	226	9,667
Redemption of preferred units	(43,070)	(18,329)	—
Distributions	(451,118)	(372,899)	(332,597)
Sale of interest in property partnership and contributions from noncontrolling interests in property partnerships	682,617	—	—
Distributions to noncontrolling interests in property partnerships	(9,624)	(5,922)	(2,007)

Net cash provided by (used in) financing activities	1,077,873	(146,147)	828,028

Net increase (decrease) in cash and cash equivalents	1,323,159	(781,230)	1,344,260
Cash and cash equivalents, beginning of year	1,041,978	1,823,208	478,948

Cash and cash equivalents, end of year	$2,365,137	$1,041,978	$1,823,208

Supplemental disclosures:
Cash paid for interest	$547,973	$480,866	$386,170

Interest capitalized	$68,152	$44,278	$48,178

Non-cash investing and financing activities:
Additions to real estate included in accounts payable and accrued expenses	$19,824	$14,059	$10,767

Real estate and related intangibles recorded upon consolidation	$3,356,000	$—	$—

Debt recorded upon consolidation	$2,056,000	$—	$—

Working capital recorded upon consolidation	$177,315	$—	$—

Noncontrolling interests recorded upon consolidation	$480,861	$—	$—

Investment in unconsolidated joint ventures eliminated upon consolidation	$361,808	$—	$—

Mortgage note extinguished through foreclosure	$25,000	$—	$—

Real estate transferred upon foreclosure	$7,508	$—	$—

Land improvements contributed by noncontrolling interest in property partnership	$4,546	$—	$—

Mortgage note payable assumed in connection with the acquisition of real estate	$—	$211,250	$143,900

Redeemable noncontrolling interest in property partnership	$—	$98,787	$—

Preferred units issued in connection with the acquisition of real estate	$—	$79,405	$—

Distributions declared but not paid	$497,242	$110,488	$91,901

Issuance of common stock in connection with the exchange of Exchangeable Senior Notes	$43,834	$—	$—

Conversions of redeemable partnership units to partners’ capital	$30,291	$34,621	$85,498

Conversion of redeemable preferred units to common units	$16,494	$5,852	$—

Issuance of restricted securities to employees and directors	$30,077	$26,198	$25,087

The accompanying notes are an integral part of these consolidated financial statements.

BOSTON PROPERTIES LIMITED PARTNERSHIP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

Boston Properties Limited Partnership (the “Company”), a Delaware limited partnership, is the entity through which Boston Properties, Inc., a self-administered and self-managed real estate investment trust (“REIT”), conducts substantially all of its business and owns (either directly or through subsidiaries) substantially all of its assets. Boston Properties, Inc. is the sole general partner of the Company and at December 31, 2013 owned an approximate 89.5% (89.0% at December 31, 2012) general and limited partnership interest in the Company. Partnership interests in the Company are denominated as “common units of partnership interest” (also referred to as “OP Units”), “long term incentive units of partnership interest” (also referred to as “LTIP Units”) or “preferred units of partnership interest” (also referred to as “Preferred Units”). In addition, in February 2011 and February 2012, the Company issued LTIP Units in connection with the granting to employees of outperformance awards (also referred to as “2011 OPP Units” and “2012 OPP Units,” respectively, and collectively as “OPP Units”). In February 2013, the Company issued LTIP Units in connection with the granting to employees of 2013 MYLTIP Units (“2013 MYLTIP Units”). Because the rights, preferences and privileges of OPP Units and 2013 MYLTIP Units differ from other LTIP Units granted to employees as part of the annual compensation process, unless specifically noted otherwise, all references to LTIP Units exclude OPP Units and 2013 MYLTIP Units (See Notes 11 and 17).

Unless specifically noted otherwise, all references to OP Units exclude units held by Boston Properties, Inc. A holder of an OP Unit may present such OP Unit to the Company for redemption at any time (subject to restrictions agreed upon at the time of issuance of OP Units to particular holders that may restrict such redemption right for a period of time, generally one year from issuance). Upon presentation of an OP Unit for redemption, the Company is obligated to redeem such OP Unit for cash equal to the value of a share of common stock of Boston Properties, Inc. (“Common Stock”) at such time. In lieu of a cash redemption, Boston Properties, Inc. may elect to acquire such OP Unit for one share of Common Stock. Because the number of shares of Common Stock outstanding at all times equals the number of OP Units that Boston Properties, Inc. owns, one share of Common Stock is generally the economic equivalent of one OP Unit, and the quarterly distribution that may be paid to the holder of an OP Unit equals the quarterly dividend that may be paid to the holder of a share of Common Stock. An LTIP Unit is generally the economic equivalent of a share of restricted common stock of Boston Properties, Inc. LTIP Units, whether vested or not, will receive the same quarterly per unit distributions as OP Units, which equal per share dividends on Common Stock (See Note 12).

At December 31, 2013, there were three series of Preferred Units outstanding (i.e., Series Two Preferred Units, Series Four Preferred Units and Series B Preferred Units).

•	The Series Two Preferred Units bear a distribution that is set in accordance with an amendment to the partnership agreement of the Company. Each Series Two Preferred Unit may also be converted into approximately 1.312336 OP Units or redeemed for $50.00 of cash at the election of the holder thereof or the Company in accordance with the terms and conditions set forth in the applicable amendment to the partnership agreement (See Note 11).

•	The Series Four Preferred Units are not convertible into or exchangeable for any common equity of the Company or Boston Properties, Inc., have a per unit liquidation preference of $50.00 and are entitled to receive quarterly distributions of $0.25 per unit (or an annual rate of 2.00%) (See Note 11).

•	The Series B Preferred Units were issued to Boston Properties, Inc. on March 27, 2013 in connection with Boston Properties, Inc.’s issuance of 80,000 shares of 5.25% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”). Boston Properties, Inc. contributed the net proceeds from the offering to the Company in exchange for 80,000 Series B Preferred Units having terms and preferences generally mirroring those of the Series B Preferred Stock (See Note 12).

All references herein to the Company refer to Boston Properties Limited Partnership and its consolidated subsidiaries, collectively, unless the context otherwise requires.

Properties

At December 31, 2013, the Company owned or had interests in a portfolio of 175 commercial real estate properties (the “Properties”) aggregating approximately 44.4 million net rentable square feet, including nine properties under construction totaling approximately 2.9 million net rentable square feet. In addition, the Company has structured parking for approximately 45,234 vehicles containing approximately 15.4 million square feet. At December 31, 2013, the Properties consist of:

•	167 office properties, including 128 Class A office properties (including eight properties under construction) and 39 Office/Technical properties;

•	one hotel;

•	four retail properties; and

•	three residential properties (including one property under construction).

The Company owns or controls undeveloped land parcels totaling approximately 503.6 acres.

The Company considers Class A office properties to be centrally located buildings that are professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates, and that are modern structures or have been modernized to compete with newer buildings. The Company considers Office/Technical properties to be properties that support office, research and development, laboratory and other technical uses. The Company’s definitions of Class A Office and Office/Technical properties may be different than those used by other companies. Net rentable square feet amounts are unaudited.

Basis of Presentation

Boston Properties, Inc. does not have any other significant assets, liabilities or operations, other than its investment in the Company, nor does it have employees of its own. The Company, not Boston Properties, Inc., executes all significant business relationships. All majority-owned subsidiaries and joint ventures over which the Company has financial and operating control and variable interest entities (“VIE”s) in which the Company has determined it is the primary beneficiary are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. The Company accounts for all other unconsolidated joint ventures using the equity method of accounting. Accordingly, the Company’s share of the earnings of these joint ventures and companies is included in consolidated net income.

2. Summary of Significant Accounting Policies

Real Estate

Upon acquisitions of real estate that constitutes a business, which includes the consolidation of previously unconsolidated joint ventures, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-” and “below-market” leases, leasing and assumed financing origination costs, acquired in-place leases, other identified intangible assets and assumed liabilities, and allocates the purchase price to the acquired assets and assumed liabilities, including land and buildings as if vacant. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenant’s credit quality and expectations of lease renewals. Based on its acquisitions to date, the Company’s allocation to customer relationship intangible assets has been immaterial.

The Company records acquired “above-” and “below-market” leases at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below- market leases. Acquired “above-” and “below-market” lease values have been reflected within Prepaid Expenses and Other Assets and Other Liabilities, respectively, in the Company’s Consolidated Balance Sheets. Other intangible assets acquired include amounts for in-place lease values that are based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses.

Management reviews its long-lived assets for impairment following the end of each quarter and when there is an event or change in circumstances that indicates an impairment in value. An impairment loss is recognized if the carrying amount of its assets is not recoverable and exceeds its fair value. If such criteria are present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, the Company’s established strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If the Company determines that impairment has occurred, the affected assets must be reduced to their fair value, less cost to sell.

Accounting Standards Codification (“ASC”) ASC 360 “Property Plant and Equipment” requires that qualifying assets and liabilities and the results of operations that have been sold, or otherwise qualify as “held for sale,” be presented as discontinued operations in all periods presented if the property operations are expected to be eliminated and the Company will not have significant continuing involvement following the sale. The components of the property’s net income that is reflected as discontinued operations include the net gain (or loss) upon the disposition of the property held for sale, operating results, depreciation and interest expense (if the property is subject to a secured loan). The Company generally considers assets to be “held for sale” when the transaction has been approved by Boston Properties, Inc.’s Board of Directors, or a committee thereof, and there are no known significant contingencies relating to the sale, such that the property sale within one year is considered probable. Following the classification of a property as “held for sale,” no further depreciation is recorded on the assets, and the asset is written down to the lower of carrying value or fair market value, less cost to sell.

Real estate is stated at depreciated cost. A variety of costs are incurred in the acquisition, development and leasing of properties. The cost of buildings and improvements includes the purchase price of property, legal fees and other acquisition costs. The Company expenses costs that it incurs to effect a business combination such as legal, due diligence and other closing related costs. Costs directly related to the development of properties are capitalized. Capitalized development costs include interest, internal wages, property taxes, insurance, and other project costs incurred during the period of development. After the determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determinations of when a development project commences and capitalization begins, and when a development project is substantially complete and held available for occupancy and capitalization must cease, involve a degree of judgment. The Company’s capitalization policy on development properties is guided by guidance in ASC 835-20 “Capitalization of Interest” and ASC 970 “Real Estate – General.” The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs necessary to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company begins the capitalization of costs during the pre-construction period, which it defines as activities that are necessary to the development of the property. The Company considers a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion (1) substantially completed and (2) occupied or held available for occupancy, and capitalizes only those costs associated with the portion under construction, or if activities necessary for the development of the property have been suspended. Interest costs capitalized for the years ended December 31, 2013, 2012 and 2011 were $68.2 million, $44.3 million and $48.2 million, respectively. Salaries and related costs capitalized for the years ended December 31, 2013, 2012 and 2011 were $7.7 million, $7.1 million and $6.5 million, respectively.

Expenditures for repairs and maintenance are charged to operations as incurred. Significant betterments are capitalized. When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss for the period.

The Company computes depreciation and amortization on properties using the straight-line method based on estimated useful asset lives. In accordance with ASC 805, the Company allocates the acquisition cost of real estate to its components and depreciates or amortizes these assets (or liabilities) over their useful lives. The amortization of acquired “above-” and “below-market” leases and acquired in-place leases is recorded as an adjustment to revenue and depreciation and amortization, respectively, in the Consolidated Statements of Operations.

Depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows:

Land improvements	25 to 40 years

Buildings and improvements	10 to 40 years

Tenant improvements	Shorter of useful life or terms of related lease

Furniture, fixtures, and equipment	3 to 7 years

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and investments with maturities of three months or less from the date of purchase. The majority of the Company’s cash and cash equivalents are held at major commercial banks which may at times exceed the Federal Deposit Insurance Corporation limit of $250,000. The Company has not experienced any losses to date on its invested cash.

Cash Held in Escrows

Escrows include amounts established pursuant to various agreements for security deposits, property taxes, insurance and other costs.

Investments in Securities

The Company accounts for investments in trading securities at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. The designation of trading securities is generally determined at acquisition. The Company maintains a deferred compensation plan that is designed to allow officers of the Company to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on these deferrals. The Company’s obligation under the plan is that of an unsecured promise to pay the deferred compensation to the plan participants in the future. At December 31, 2013 and 2012, the Company had maintained approximately $16.6 million and $12.2 million, respectively, in a separate account, which is not restricted as to its use. The Company recognized gains (losses) of approximately $2.9 million, $1.4 million and $(0.4) million on its investments in the account associated with the Company’s deferred compensation plan during the years ended December 31, 2013, 2012 and 2011, respectively.

Tenant and Other Receivables

Tenant and other accounts receivable, other than accrued rents receivable, are expected to be collected within one year.

Deferred Charges

Deferred charges include leasing costs and financing fees. Leasing costs include an allocation for acquired intangible in-place lease values and direct and incremental fees and costs incurred in the successful negotiation of leases, including brokerage, legal, internal leasing employee salaries and other costs which have been deferred and are being amortized on a straight-line basis over the terms of the respective leases. Internal leasing salaries and related costs capitalized for the years ended December 31, 2013, 2012 and 2011 were $5.1 million, $5.6 million and $4.4 million, respectively. External fees and costs incurred to obtain long-term financing have been deferred and are being amortized over the terms of the respective loans and are included within interest expense. Unamortized financing and leasing costs are charged to expense upon the early repayment or significant modification of the financing or upon the early termination of the lease, respectively. Fully amortized deferred charges are removed from the books upon the expiration of the lease or maturity of the debt.

Investments in Unconsolidated Joint Ventures

The Company consolidates variable interest entities (VIEs) in which it is considered to be the primary beneficiary. VIEs are entities in which the equity investors do not have sufficient equity at risk to finance their endeavors without additional financial support or that the holders of the equity investment at risk do not have a controlling financial interest. The primary beneficiary is defined by the entity having both of the following characteristics: (1) the power to direct the activities that, when taken together, most significantly impact the variable interest entity’s performance, and (2) the obligation to absorb losses and right to receive the returns from the variable interest entity that would be significant to the variable interest entity. For ventures that are not VIEs the Company consolidates entities for which it has significant decision making control over the ventures’ operations. The Company’s judgment with respect to its level of influence or control of an entity involves the consideration of various factors including the form of the Company’s ownership interest, its representation in the entity’s governance, the size of its investment (including loans), estimates of future cash flows, its ability to participate in policy making decisions and the rights of the other investors to participate in the decision making process and to replace the Company as manager and/or liquidate the venture, if applicable. The Company’s assessment of its influence or control over an entity affects the presentation of these investments in the Company’s consolidated financial statements. In addition to evaluating control rights, the Company consolidates entities in which the outside partner has no substantive kick-out rights to remove the Company as the managing member.

Accounts of the consolidated entity are included in the accounts of the Company and the non-controlling interest is reflected on the Consolidated Balance Sheets as a component of equity or in temporary equity between liabilities and equity. Investments in unconsolidated joint ventures are recorded initially at cost, and subsequently adjusted for equity in earnings and cash contributions and distributions. Any difference between the carrying amount of these investments on the balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings of unconsolidated joint ventures over the life of the related asset. Under the equity method of accounting, the net equity investment of the Company is reflected within the Consolidated Balance Sheets, and the Company’s share of net income or loss from the joint ventures is included within the Consolidated Statements of Operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses; however, the Company’s recognition of joint venture income or loss generally follows the joint venture’s distribution priorities, which may change upon the achievement of certain investment return thresholds. The Company may account for cash distributions in excess of its investment in an unconsolidated joint venture as income when the Company is not the general partner in a limited partnership and when the Company has neither the requirement nor the intent to provide financial support to the joint venture. The Company’s investments in unconsolidated joint ventures are reviewed for impairment periodically and the Company records impairment charges when events or circumstances change indicating that a decline in the fair values below the carrying values has occurred and such decline is other-than-temporary, which is dependent on a number of factors, including the performance of each investment and market conditions.

To the extent that the Company contributes assets to a joint venture, the Company’s investment in the joint venture is recorded at the Company’s cost basis in the assets that were contributed to the joint venture. To the extent that the Company’s cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of the joint venture. In accordance with the provisions of ASC 970-323 “Investments—Equity Method and Joint Ventures” (“ASC 970-323”), the Company will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

Revenue Recognition

Contractual rental revenue is reported on a straight-line basis over the terms of the respective leases. The impact of the straight-line rent adjustment increased revenue by approximately $65.8 million, $77.6 million and $77.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, as the revenue recorded exceeded amounts billed. Accrued rental income, as reported on the Consolidated Balance Sheets, represents cumulative rental income earned in excess of rent payments received pursuant to the terms of the individual lease agreements. The Company maintains an allowance against accrued rental income for future potential tenant credit losses. The credit assessment is based on the estimated accrued rental income that is recoverable over the term of the lease. The Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit status, as well as certain industry or geographic specific credit considerations. If the Company’s estimates of collectability differ from the cash received, then the timing and amount of the Company’s reported revenue could be impacted. The credit risk is mitigated by the high quality of the Company’s existing tenant base, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of the Company’s portfolio to identify potential problem tenants.

In accordance with ASC 805, the Company recognizes rental revenue of acquired in-place “above-” and “below-market” leases at their fair values over the terms of the respective leases. The impact of the acquired in-place “above-” and “below-market” leases increased revenue by approximately $28.0 million, $14.6 million and $10.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. The following table summarizes the scheduled amortization of the Company’s acquired “above-” and “below-market” lease intangibles for each of the five succeeding years (in thousands).

	Acquired Above-Market Lease Intangibles	Acquired Below-Market Lease Intangibles
2014	$23,669	$61,700
2015	22,758	55,207
2016	20,576	52,461
2017	12,279	40,346
2018	8,637	37,774

Recoveries from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized as revenue in the period during which the expenses are incurred. Tenant reimbursements are recognized and presented in accordance with guidance in ASC 605-45 “Principal Agent Considerations” (“ASC 605-45”). ASC 605-45 requires that these reimbursements be recorded on a gross basis, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and has credit risk. The Company also receives reimbursement of payroll and payroll related costs from third parties which the Company reflects on a net basis in accordance with ASC 605-45.

The Company’s parking revenues are derived from leases, monthly parking and transient parking. The Company recognizes parking revenue as earned.

The Company’s hotel revenues are derived from room rentals and other sources such as charges to guests for telephone service, movie and vending commissions, meeting and banquet room revenue and laundry services. Hotel revenues are recognized as earned.

The Company receives management and development fees from third parties. Property management fees are recorded and earned based on a percentage of collected rents at the properties under management, and not on a straight-line basis, because such fees are contingent upon the collection of rents. The Company reviews each development agreement and records development fees as earned depending on the risk associated with each project. Profit on development fees earned from joint venture projects is recognized as revenue to the extent of the third party partners’ ownership interest.

Gains on sales of real estate are recognized pursuant to the provisions included in ASC 360-20 “Real Estate Sales” (“ASC 360-20”). The specific timing of a sale is measured against various criteria in ASC 360-20 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria for the full accrual method are not met, the Company defers some or all of the gain recognition and accounts for the continued operations of the property by applying the finance, leasing, profit sharing, deposit, installment or cost recovery methods, as appropriate, until the sales criteria are met.

Ground Leases

The Company has non-cancelable ground lease obligations with various initial term expiration dates through 2068. The Company recognizes ground rent expense on a straight-line basis over the terms of the respective ground lease agreements. The future contractual minimum lease payments to be made by the Company as of December 31, 2013, under non-cancelable ground leases which expire on various dates through 2068, are as follows:

Years Ending December 31,	(in thousands)
2014	$13,184
2015	13,507
2016	13,732
2017	13,963
2018	14,198
Thereafter	899,187

Earnings Per Common Unit

Basic earnings per common unit is computed by dividing net income available to common unitholders, as adjusted for unallocated earnings (if any) of certain securities issued by the Company, by the weighted average number of common units outstanding during the year. Diluted earnings per common unit reflects the potential dilution that could occur from units issuable in connection with awards under Boston Properties, Inc.’s stock-based compensation plans, including upon the exercise of stock options, and conversion of preferred units of the Company.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, marketable securities, escrows, receivables, accounts payable, accrued expenses and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments.

The Company follows the authoritative guidance for fair value measurements when valuing its financial instruments for disclosure purposes. The Company determines the fair value of its unsecured senior notes and unsecured exchangeable senior notes using market prices. The inputs used in determining the fair value of the Company’s unsecured senior notes and unsecured exchangeable senior notes is categorized at a level 1 basis (as defined in the accounting standards for Fair Value Measurements and Disclosures) due to the fact that the Company uses quoted market rates to value these instruments. However, the inputs used in determining the fair value could be categorized at a level 2 basis if trading volumes are low. The Company determines the fair value of its mortgage notes payable using discounted cash flow analyses by discounting the spread between the future contractual interest payments and hypothetical future interest payments on mortgage debt based on current market rates for similar securities. In determining the current market rates, the Company adds its estimates of market spreads to the quoted yields on federal government treasury securities with similar maturity dates to its debt. The inputs used in determining the fair value of the Company’s mortgage notes payable and mezzanine notes payable are categorized at a level 3 basis (as defined in the accounting standards for Fair Value Measurements and Disclosures) due to the fact that the Company considers the rates used in the valuation techniques to be unobservable inputs.

Because the Company’s valuations of its financial instruments are based on these types of estimates, the actual fair values of its financial instruments may differ materially if the Company’s estimates do not prove to be accurate. The following table presents the aggregate carrying value of the Company’s indebtedness and the Company’s corresponding estimate of fair value as of December 31, 2013 and December 31, 2012 (in thousands):

	December 31, 2013			December 31, 2012
	Carrying Amount		Estimated Fair Value	Carrying Amount		Estimated Fair Value
Mortgage notes payable	$4,449,734		$4,545,283	$3,102,485		$3,256,940
Mezzanine notes payable	311,040		311,064	—		—
Unsecured senior notes	5,835,854		6,050,517	4,639,528		5,162,486
Unsecured exchangeable senior notes	744,880	(1)	750,266	1,170,356	(1)	1,278,554

Total	$11,341,508		$11,657,130	$8,912,369		$9,697,980

(1)	Includes the net adjustment for the equity component allocation totaling approximately $2.4 million and $25.5 million at December 31, 2013 and December 31, 2012, respectively.

Derivative Instruments and Hedging Activities

Derivative instruments and hedging activities require management to make judgments on the nature of its derivatives and their effectiveness as hedges. These judgments determine if the changes in fair value of the derivative instruments are reported in the Consolidated Statements of Operations as a component of net income or as a component of comprehensive income and as a component of equity on the consolidated balance sheets. While management believes its judgments are reasonable, a change in a derivative’s effectiveness as a hedge could materially affect expenses, net income and equity. The Company accounts for the effective portion of changes in the fair value of a derivative in other comprehensive income (loss) and subsequently reclassifies the effective portion to earnings over the term that the hedged transaction affects earnings. The Company accounts for the ineffective portion of changes in the fair value of a derivative directly in earnings.

Income Taxes

The partners are required to report their respective share of the Company’s taxable income or loss on their respective tax returns and are liable for any related taxes thereon. Accordingly, the only provision for federal income taxes in the accompanying consolidated financial statements relates to the Company’s consolidated taxable REIT subsidiaries. The Company’s taxable REIT subsidiaries did not have significant tax provisions or deferred income tax items. The Company has no uncertain tax positions recognized as of December 31, 2013 and 2012.

The Company owns a hotel property which is managed through a taxable REIT subsidiary. The hotel taxable REIT subsidiary, a wholly owned subsidiary of the Company, is the lessee pursuant to the lease for the hotel property. As lessor, the Company is entitled to a percentage of gross receipts from the hotel property. Marriott International, Inc. continues to manage the hotel property under the Marriott name and under terms of the existing management agreement. The hotel taxable REIT subsidiary is subject to tax at the federal and state level and, accordingly, the Company has recorded a tax provision in the Company’s Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011.

The net difference between the tax basis and the reported amounts of the Company’s assets and liabilities is approximately $0.9 billion and $0.1 billion as of December 31, 2013 and 2012, respectively, which is primarily related to the difference in basis of contributed property and accrued rental income.

Certain entities included in the Company’s consolidated financial statements are subject to certain state and local taxes. These taxes are recorded as operating expenses in the accompanying consolidated financial statements.

The following table reconciles GAAP net income attributable to Boston Properties Limited Partnership to taxable income:

	For the year ended December 31,
	2013	2012	2011
	(in thousands)
Net income attributable to Boston Properties Limited Partnership	$841,516	$334,601	$317,152
Straight-line rent adjustments	(82,904)	(89,982)	(87,773)
Book/Tax differences from depreciation and amortization	174,384	106,862	118,728
Book/Tax differences on gains/losses from capital transactions	(138,300)	(24,958)	(45,056)
Book/Tax differences from stock-based compensation	46,935	22,035	937
Other book/tax differences, net	7,835	42,004	50,022

Taxable income	$849,466	$390,562	$354,010

Stock-Based Employee Compensation Plans

At December 31, 2013, Boston Properties, Inc. has a stock-based employee compensation plan. Effective January 1, 2005, the Company adopted early ASC 718 “Compensation – Stock Compensation” (“ASC 718”), which revised the fair value based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarified previous guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates include such items as depreciation and allowances for doubtful accounts. Actual results could differ from those estimates.

Out-of-Period Adjustment

During the year ended December 31, 2012, the Company recorded additional real estate operating expenses totaling approximately $3.2 million related to the cumulative non-cash straight-line adjustment to the ground rent expense of certain ground leases that were not previously recognized on a straight-line basis. This resulted in the overstatement of real estate operating expenses by approximately $3.2 million during the year ended December 31, 2012 and in the understatement of real estate operating expenses in the aggregate amount of approximately $3.2 million in previous periods. Because this adjustment was not material to the prior years’ consolidated financial statements and the impact of recording the adjustment in the current period is not material to the Company’s consolidated financial statements, the Company recorded the related adjustment during the year ended December 31, 2012.

Reclassifications

The Company has modified the presentation of expenses to operate its San Francisco and Princeton regional offices to reflect the growing activity in its San Francisco region and to have a consistent presentation across the Company. These expenses, which totaled approximately $8.1 million, $7.7 million and $7.5 million for the years ended December 31, 2013, 2012 and 2011, respectively, were previously included in Rental Operating Expenses and are now included in General and Administrative Expenses for all periods presented.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU No. 2013-02”). ASU No. 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. ASU No. 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The Company’s adoption of ASU No. 2013-02 did not have a material impact on its consolidated financial statements.

3. Real Estate

Real estate consisted of the following at December 31 (in thousands):

	2013	2012
Land	$4,342,951	$2,496,547
Land held for future development	297,376	271,189
Buildings and improvements	10,742,370	9,191,497
Tenant improvements	1,617,401	1,435,508
Furniture, fixtures and equipment	25,164	23,441
Construction in progress	1,523,179	1,036,780

Total	18,548,441	14,454,962
Less: Accumulated depreciation	(3,096,910)	(2,876,983)

	$15,451,531	$11,577,979

Acquisitions

On February 6, 2013, the Company completed the acquisition of 535 Mission Street, a development site, in San Francisco, California for an aggregate purchase price of approximately $71.0 million in cash, including work completed and materials purchased to date. When completed, 535 Mission Street will consist of a 27-story, Class A office tower with approximately 307,000 net rentable square feet of office and retail space. The property is currently under development.

On March 26, 2013, a consolidated joint venture in which the Company has a 95% interest completed the acquisition of a land parcel in San Francisco, California that will support a 60-story, 1.4 million square foot office tower known as Transbay Tower. The purchase price for the land was approximately $192.0 million. On February 7, 2013, the partner in the joint venture issued a notice that it was electing under the joint venture agreement to reduce its nominal ownership interest in the venture from 50% to 5%. On February 26, 2013, the Company issued a notice to the partner electing to proceed with the venture on that basis. As a result, the Company has a 95% nominal interest in and is consolidating the joint venture (See Note 11). The initial phase of the development consisting of building the project to grade is currently under development.

On March 29, 2013, the Company completed the acquisition of a parcel of land located in Reston, Virginia for a purchase price of approximately $27.0 million. The land parcel is commercially zoned for 250,000 square feet of office space.

On April 10, 2013, the Company acquired the Mountain View Research Park and Mountain View Technology Park properties from Boston Properties Office Value-Added Fund, L.P. (the “Value-Added Fund”) for an aggregate net purchase price of approximately $233.1 million. Mountain View Research Park is a 16-building complex of Office/Technical properties aggregating approximately 604,000 net rentable square feet. Mountain View Technology Park is a seven-building complex of Office/Technical properties aggregating approximately 135,000 net rentable square feet. The following table summarizes the allocation of the aggregate purchase price of Mountain View Research Park and Mountain View Technology Park at the date of acquisition (in thousands) in accordance with the guidance in ASC 805 “Business Combinations.”

Land	$126,521
Building and improvements	82,451
Tenant improvements	7,326
In-place lease intangibles	23,279
Above-market rents	843
Below-market rents	(7,336)

Net assets acquired	$233,084

On May 31, 2013, the Company’s two joint venture partners in 767 Venture, LLC (the entity that owns 767 Fifth Avenue (the General Motors Building) located in New York City) transferred all of their interests in the joint venture to third parties. 767 Fifth Avenue (the General Motors Building) is a Class A office property totaling approximately 1.8 million net rentable square feet. In connection with the transfer, the Company and its new joint venture partners modified the Company’s relative decision making authority and consent rights with respect to the joint venture’s assets and operations. These changes resulted in the Company having sufficient financial and operating control over 767 Venture, LLC such that, effective as of May 31, 2013, the Company accounts for the assets, liabilities and operations of 767 Venture, LLC on a consolidated basis in its financial statements instead of under the equity method of accounting (See Notes 5 and 11). The following table summarizes the allocation of the aggregate purchase price of 767 Fifth Avenue (the General Motors Building) at the date of consolidation on May 31, 2013 (in thousands) in accordance with the guidance in ASC 805 “Business Combinations.”

Real estate and related intangibles recorded upon consolidation
Land	$1,796,252
Building and improvements	1,447,446
Tenant improvements	85,208
In-place lease intangibles	357,781
Above market rents	101,897
Below market rents	(239,641)
Above market assumed debt adjustments	(192,943)

	$3,356,000
Debt recorded upon consolidation
Mortgage notes payable	$(1,300,000)
Mezzanine notes payable	(306,000)
Members’ notes payable	(450,000	)(1)

	$(2,056,000)
Working capital recorded upon consolidation
Cash and cash equivalents	$79,468
Cash held in escrows	2,403
Tenant and other receivables	7,104
Prepaid expenses and other assets	4,269
Accounts payable and accrued expenses	(2,418)
Accrued interest payable	(182,369	)(2)
Other liabilities	(6,304)

	$(97,847)
Noncontrolling interest recorded upon consolidation
Noncontrolling interests	$(520,000)
Noncontrolling interests—working capital	39,139

	$(480,861)

Net assets recorded upon consolidation	$721,292

(1)	The Company’s member loan totaling $270.0 million eliminates in consolidation.
(2)	The Company’s share of the accrued interest payable on the members’ loans totaling approximately $105.5 million eliminates in consolidation.

Mountain View Research Park and Mountain View Technology Park contributed approximately $16.7 million of revenue and approximately $0.4 million of earnings to the Company for the period from April 10, 2013 through December 31, 2013. 767 Fifth Avenue (the General Motors Building) contributed approximately $168.4 million of revenue and approximately $8.4 million of earnings to the Company for the period from May 31, 2013 through December 31, 2013.

The accompanying unaudited pro forma information for the years ended December 31, 2013 and 2012 is presented as if the operating property acquisitions of (1) Mountain View Research Park and Mountain View Technology Park on April 10, 2013 and the approximately $26.5 million gain on consolidation and (2) 767 Fifth Avenue (the General Motors Building) on May 31, 2013 and the approximately $359.5 million gain on consolidation, had occurred on January 1, 2012. This unaudited pro forma information is based upon the historical consolidated financial statements of the Company and should be read in conjunction with the consolidated financial statements and notes thereto. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had the above occurred, nor do they purport to predict the results of operations of future periods.

Pro Forma (Unaudited)	Year ended December 31,
(in thousands, except per unit data)	2013	2012
Total revenue	$2,257,098	$2,149,391
Income from continuing operations	$314,307	$642,640
Net income attributable to Boston Properties Limited Partnership	$452,813	$710,690
Basic earnings per unit:
Net income per unit attributable to Boston Properties Limited Partnership	$2.68	$4.21
Diluted earnings per unit:
Net income per unit attributable to Boston Properties Limited Partnership	$2.67	$4.20

Developments

On March 22, 2013, the Company completed and fully placed in-service Two Patriots Park, a Class A office redevelopment project with approximately 256,000 net rentable square feet located in Reston, Virginia.

On April 25, 2013, the Company commenced construction of its 601 Massachusetts Avenue, a Class A office development project totaling approximately 478,000 net rentable square feet located in Washington, DC.

On June 14, 2013, the Company completed and fully placed in-service Seventeen Cambridge Center, a Class A office project with approximately 195,000 net rentable square feet located in Cambridge, Massachusetts.

On July 1, 2013, the Company completed and fully placed in-service its Cambridge Center Connector, a Class A office project with approximately 43,000 net rentable square feet located in Cambridge, Massachusetts.

On October 29, 2013, the Company entered into a lease agreement as landlord with a third-party tenant for a build-to-suit project with approximately 130,000 net rentable square feet of Class A office space located in Princeton, New Jersey.

As of December 31, 2013, the Company has placed in-service approximately 63% of The Avant at Reston Town Center development project comprised of 359 apartment units and retail space aggregating approximately 355,000 square feet located in Reston, Virginia (See Note 20).

As of December 31, 2013, the Company has placed in-service approximately 6% of its 250 West 55th Street development project. When completed, this project will consist of approximately 989,000 net rentable square feet of Class A office space located in New York City.

As of December 31, 2013, the Company has placed in-service approximately 1% of its 680 Folsom Street development project. When completed, this project will consist of approximately 525,000 net rentable square feet of Class A office space located in San Francisco, California.

Dispositions

On February 20, 2013, the foreclosure sale of the Company’s Montvale Center property was ratified by the court. As a result of the ratification, the mortgage loan totaling $25.0 million was extinguished and the related obligations were satisfied with the transfer of the real estate resulting in the recognition of a gain on forgiveness of debt totaling approximately $20.7 million. The operating results of the property through the date of ratification have been classified as discontinued operations on a historical basis for all periods presented.

On June 28, 2013, the Company completed the sale of its 303 Almaden Boulevard property located in San Jose, California for a sale price of $40.0 million. Net cash proceeds totaled approximately $39.3 million. 303 Almaden Boulevard is a Class A office property totaling approximately 158,000 net rentable square feet. Because the Company entered into the related purchase and sale agreement on March 28, 2013 and the carrying value of the property exceeded its net sale price, the Company recognized an impairment loss totaling approximately $2.9 million during the three months ended March 31, 2013. As a result, there was no loss on sale of real estate recognized during the year ended December 31, 2013. The impairment loss and operating results of this property have been classified as discontinued operations on a historical basis for all periods presented. The sale of this asset caused the Company to reevaluate its strategy for development of its adjacent Almaden land parcel, which can accommodate an approximately 840,000 square feet office complex. Based on a shorter than expected hold period, the Company reduced the carrying value of the land parcel to its estimated fair market value and recognized an impairment loss of approximately $4.4 million during the three months ended March 31, 2013. The Company’s estimated fair value, as measured on a non-recurring basis, was based on comparable land sales. The Company has determined that its valuation of the land falls within Level 3 of the fair value hierarchy, as it has utilized significant unobservable inputs in its assessment.

On August 22, 2013, the Company completed the sale of its 1301 New York Avenue property located in Washington, DC for a net contract sale price of approximately $121.7 million. After adjusting for outstanding lease and other transaction costs assumed by the buyer, the gross sale price was approximately $135.0 million. Net cash proceeds totaled approximately $121.5 million, resulting in a gain on sale of approximately $88.6 million. 1301 New York Avenue is a Class A office property totaling approximately 201,000 net rentable square feet. The operating results of the property through the date of sale have been classified as discontinued operations on a historical basis for all periods presented.

On October 9, 2013, the Company completed the sale of a 45% ownership interest in its Times Square Tower property for a gross sale price of $684.0 million in cash. Net cash proceeds totaled approximately $673.1 million, after the payment of transaction costs. In connection with the sale, the Company formed a joint venture with the buyer and will provide customary property management and leasing services to the joint venture. Times Square Tower is an approximately 1,246,000 net rentable square foot Class A office tower located in New York City. The transaction did not qualify as a sale of real estate for financial reporting purposes because the Company continues to control the joint venture and will therefore continue to account for the entity on a consolidated basis in its financial statements. The Company has accounted for the transaction as an equity transaction and has recognized noncontrolling interest in its consolidated balance sheets totaling approximately $243.5 million, which is equal to 45% of the carrying value of the total equity of the property immediately prior to the transaction. The difference between the net cash proceeds received and the noncontrolling interest recognized, which difference totals approximately $429.6 million, has not been reflected as a gain on sale of real estate in the Company’s consolidated statements of operations and has instead been reflected as an increase to partners’ capital in the Company’s consolidated balance sheets.

On December 20, 2013, the Company completed the sale of its 10 & 20 Burlington Mall Road property located in Burlington, Massachusetts for a sale price of approximately $30.0 million. Net cash proceeds totaled approximately $29.4 million, resulting in a gain on sale of approximately $21.0 million. 10 & 20 Burlington Mall Road consists of two Class A office properties aggregating approximately 152,000 net rentable square feet. The operating results of the properties through the date of sale have been classified as discontinued operations on a historical basis for all periods presented.

On December 20, 2013, the Company completed the sale of its One Preserve Parkway property located in Rockville, Maryland for a sale price of approximately $61.3 million. Net cash proceeds totaled approximately $59.9 million, resulting in a gain on sale of approximately $5.9 million. One Preserve Parkway is a Class A office property totaling approximately 184,000 net rentable square feet. The operating results of the property through the date of sale have been classified as discontinued operations on a historical basis for all periods presented.

The following table summarizes the income from discontinued operations related to One Preserve Parkway, 10 & 20 Burlington Mall Road, 1301 New York Avenue, 303 Almaden Boulevard, Montvale Center and Bedford Business Park and the related gains on sales of real estate, gain on forgiveness of debt and impairment loss for the years ended December 31, 2013, 2012 and 2011:

	For the year ended December 31,
	2013	2012	2011
	(in thousands)
Total revenue	$20,138	$32,607	$36,734
Expenses
Operating	6,996	12,038	13,818
Depreciation and amortization	4,760	8,169	9,442

Total expenses	11,756	20,207	23,260
Operating income	8,382	12,400	13,474
Other expense
Interest expense	360	2,594	2,598

Income from discontinued operations attributable to Boston Properties Limited Partnership	$8,022	$9,806	$10,876

Gains on sales of real estate from discontinued operations attributable to Boston Properties Limited Partnership	$115,459	$38,445	$—

Gain on forgiveness of debt from discontinued operations attributable to Boston Properties Limited Partnership	$20,736	$—	$—

Impairment loss from discontinued operations attributable to Boston Properties Limited Partnership	$(2,852)	$—	$—

4. Deferred Charges

Deferred charges consisted of the following at December 31, (in thousands):

	2013	2012
Leasing costs, including lease related intangibles	$1,183,204	$790,740
Financing costs	76,798	90,682

	1,260,002	881,422
Less: Accumulated amortization	(375,552)	(293,187)

	$884,450	$588,235

The following table summarizes the scheduled amortization of the Company’s acquired in-place lease intangibles for each of the five succeeding years (in thousands).

Acquired In-Place Lease Intangibles
2014	$91,903
2015	66,716
2016	55,083
2017	41,106
2018	36,306

5. Investments in Unconsolidated Joint Ventures

The investments in unconsolidated joint ventures consist of the following at December 31, 2013:

Entity	Properties	Nominal % Ownership
Square 407 Limited Partnership	Market Square North	50.0%
The Metropolitan Square Associates LLC	Metropolitan Square	51.0%
BP/CRF 901 New York Avenue LLC	901 New York Avenue	25.0	%(1)
WP Project Developer LLC	Wisconsin Place Land and Infrastructure	33.3	%(2)
RBP Joint Venture LLC	N/A	50.0	%(3)
Boston Properties Office Value-Added Fund, L.P.	N/A	39.5	%(4)
Annapolis Junction NFM, LLC	Annapolis Junction	50.0	%(5)
2 GCT Venture LLC	N/A	60.0	%(6)
540 Madison Venture LLC	540 Madison Avenue	60.0%
125 West 55th Street Venture LLC	N/A	60.0	%(7)
500 North Capitol LLC	500 North Capitol Street, NW	30.0%

(1)	The Company’s economic ownership can increase based on the achievement of certain return thresholds.
(2)	The Company’s wholly-owned entity that owns the office component of the project also owns a 33.3% interest in the entity owning the land, parking and infrastructure of the project.
(3)	Eighth Avenue and 46th Street was sold on July 19, 2013.
(4)	The Company acquired Mountain View Research Park and Mountain View Technology Park from the Value-Added Fund on April 10, 2013 (See Note 3). As of December 31, 2013, the investment is comprised of undistributed cash.
(5)	Comprised of two buildings, one building under construction and two undeveloped land parcels.
(6)	Two Grand Central Tower was sold on October 25, 2011. As of December 31, 2013, the investment is comprised of undistributed cash.
(7)	125 West 55th Street was sold on May 30, 2013. As of December 31, 2013, the investment is comprised of undistributed cash.

Certain of the Company’s joint venture agreements include provisions whereby, at certain specified times, each partner has the right to initiate a purchase or sale of its interest in the joint ventures at an agreed upon fair value. Under these provisions, the Company is not compelled to purchase the interest of its outside joint venture partners.

The combined summarized balance sheets of the unconsolidated joint ventures are as follows:

	December 31, 2013	December 31, 2012
	(in thousands)
ASSETS
Real estate and development in process, net	$924,297	$4,494,971
Other assets	163,149	673,716

Total assets	$1,087,446	$5,168,687

LIABILITIES AND MEMBERS’/PARTNERS’ EQUITY
Mortgage and notes payable	$749,732	$3,039,922
Other liabilities	28,830	792,888
Members’/Partners’ equity	308,884	1,335,877

Total liabilities and members’/partners’ equity	$1,087,446	$5,168,687

Company’s share of equity	$154,726	$787,941
Basis differentials (1)	(28,642)	(128,025)

Carrying value of the Company’s investments in unconsolidated joint ventures	$126,084	$659,916

(1)	This amount represents the aggregate difference between the Company’s historical cost basis and the basis reflected at the joint venture level, which is typically amortized over the life of the related assets and liabilities. Basis differentials occur from impairment of investments and upon the transfer of assets that were previously owned by the Company into a joint venture. In addition, certain acquisition, transaction and other costs may not be reflected in the net assets at the joint venture level.

The combined summarized statements of operations of the joint ventures are as follows:

	For the year ended December 31,
	2013	2012	2011
	(in thousands)
Total revenue (1)	$311,548	$564,205	$589,294
Expenses
Operating	105,319	162,665	170,404
Depreciation and amortization	86,088	163,134	190,437
Impairment losses	—	—	40,468

Total expenses	191,407	325,799	401,309
Operating income	120,141	238,406	187,985
Other income (expense)
Interest expense	(112,535)	(224,645)	(228,494)
Losses from early extinguishments of debt	(1,677)	—	—

Income (loss) from continuing operations	5,929	13,761	(40,509)
Gains on sales of real estate	14,207	990	—

Net income (loss)	$20,136	$14,751	$(40,509)

Company’s share of net income (loss)	$4,612	$6,863	$(25,374)
Gains on sales of real estate	54,501	—	46,166
Basis differential	(1,017)	1,732	27,226
Elimination of inter-entity interest on partner loan	16,978	40,483	37,878

Income from unconsolidated joint ventures	$75,074	$49,078	$85,896

Gains on consolidation of joint ventures	$385,991	$—	$—

(1)	Includes straight-line rent adjustments of $7.8 million, $12.0 million and $21.9 million for the years ended December 31, 2013, 2012 and 2011, respectively. Includes net below-market rent adjustments of $33.7 million, $91.1 million and $120.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. Total revenue for the year ended December 31, 2012 includes termination income totaling approximately $19.6 million (of which the Company’s share is approximately $11.8 million) related to a lease termination with a tenant at 767 Fifth Avenue (The General Motors Building).

On February 28, 2013, a joint venture in which the Company has a 50% interest completed and fully placed in-service Annapolis Junction Building Six, a Class A office property with approximately 119,000 net rentable square feet located in Annapolis, Maryland.

On March 31, 2013, a joint venture in which the Company has a 30% interest completed and fully placed in-service 500 North Capitol Street, NW, a Class A office redevelopment project with approximately 231,000 net rentable square feet located in Washington, DC.

On April 4, 2013, a joint venture in which the Company has a 50% interest obtained construction financing collateralized by its Annapolis Junction Building Seven development project located in Annapolis, Maryland totaling $22.0 million. The construction financing bears interest at a variable rate equal to LIBOR plus 1.65% per annum and matures on April 4, 2016, with two, one-year extension options, subject to certain conditions.

On April 10, 2013, the Company acquired the Mountain View Research Park and Mountain View Technology Park properties from its Value-Added Fund for an aggregate net purchase price of approximately $233.1 million. In conjunction with the acquisition, the Value-Added Fund repaid the mortgage loans collateralized by the Mountain View Research Park and Mountain View Technology Park properties totaling approximately $90.0 million and $20.0 million, respectively, as well as the outstanding loans payable to the Company totaling approximately $8.6 million and $3.7 million, respectively. The Mountain View Research Park and Mountain View Technology Park mortgage loans bore interest at variable rates equal to LIBOR plus 2.00% per annum and LIBOR plus 2.50% per annum, respectively, and were scheduled to mature on May 31, 2014 and November 22, 2014, respectively. The joint venture recognized a loss on early extinguishment of debt totaling approximately $0.4 million, of which the Company’s share was approximately $0.2 million, consisting of the write-off of unamortized deferred financing costs. Prior to the acquisition, the Company’s ownership interest in the properties was approximately 39.5%. As a result of the acquisition, the Company owns 100% of the properties and is accounting for them on a consolidated basis (See Note 3). The Company had previously recognized an impairment loss on its investment in the unconsolidated joint venture. As a result, the Company recognized a gain on its investment of approximately $26.5 million, which is included within gains on consolidation of joint ventures in the Company’s consolidated statements of operations.

On May 30, 2013, a joint venture in which the Company has a 60% interest completed the sale of its 125 West 55th Street property located in New York City for a sale price of $470.0 million, including the assumption by the buyer of the mortgage loan collateralized by the property totaling approximately $198.6 million. The mortgage loan bore interest at a fixed rate of 6.09% per annum and was scheduled to mature on March 10, 2020. Net cash proceeds totaled approximately $253.7 million, of which the Company’s share was approximately $152.2 million, after the payment of transaction costs. 125 West 55th Street is a Class A office property totaling approximately 588,000 net rentable square feet. The Company had previously recognized an impairment loss on its investment in the unconsolidated joint venture. As a result, the Company recognized a gain on sale of real estate totaling approximately $43.2 million, which is included within income from unconsolidated joint ventures in the Company’s consolidated statements of operations.

On May 31, 2013, the Company’s two joint venture partners in 767 Venture, LLC (the entity that owns 767 Fifth Avenue (the General Motors Building) located in New York City) transferred all of their interests in the joint venture to third parties. In connection with the transfer, the Company and its new joint venture partners modified the Company’s relative decision making authority and consent rights with respect to the joint venture’s assets and operations. These changes resulted in the Company having sufficient financial and operating control over 767 Venture, LLC such that the Company now accounts for the assets, liabilities and operations of 767 Venture, LLC on a consolidated basis in its financial statements instead of under the equity method of accounting (See Note 3). Upon consolidation, the Company recognized a non-cash gain on its investment of approximately $359.5 million, which is included within gains on consolidation of joint ventures in the Company’s consolidated statements of operations.

On May 31, 2013, a joint venture in which the Company has a 30% interest refinanced its construction loan collateralized by 500 North Capitol Street, NW located in Washington, DC. The construction loan totaling approximately $90.6 million bore interest at a variable rate equal to LIBOR plus 1.65% per annum and was scheduled to mature on October 14, 2014. The joint venture recognized a loss on early extinguishment of debt totaling approximately $1.0 million, of which the Company’s share was approximately $0.3 million, consisting of the write-off of unamortized deferred financing costs. The new mortgage loan totaling $105.0 million requires interest only payments at a fixed interest rate of 4.15% per annum and matures on June 6, 2023.

On June 5, 2013, a joint venture in which the Company has a 60% interest refinanced its mortgage loans collateralized by 540 Madison Avenue located in New York City. The mortgage loans aggregating approximately $118.0 million bore interest at a weighted-average fixed rate of 5.20% per annum and were scheduled to mature on July 11, 2013. The joint venture recognized a loss on early extinguishment of debt totaling approximately $0.3 million, of which the Company’s share was approximately $0.2 million, related to the acceleration of the remaining balance of the historical fair value debt adjustment, which was the result of purchase accounting. The new mortgage loan totaling $120.0 million requires interest only payments at a variable rate equal to LIBOR plus 1.50% per annum and matures on June 5, 2018.

On July 19, 2013, a joint venture in which the Company has a 50% interest completed the sale of its Eighth Avenue and 46th Street project located in New York City for an imputed sale price of $45.0 million. The Eighth Avenue and 46th Street project is comprised of an assemblage of land parcels and air-rights. Net cash proceeds to the Company totaled approximately $21.8 million, after the payment of transaction costs. The joint venture had previously recognized an impairment loss on the property. As a result, the joint venture recognized a gain on sale of real estate totaling approximately $12.6 million, of which the Company’s share was approximately $11.3 million. The Company’s share of the gain on sale of real estate is reflective of the Company’s share of the net proceeds from the imputed sale price and is included within income from unconsolidated joint ventures in the Company’s consolidated statements of operations.

On September 26, 2013, a joint venture in which the Company has a 50% interest entered into a lease agreement for its Annapolis Junction Building Seven development project. Annapolis Junction Building Seven when completed will consist of a Class A office property with approximately 125,000 net rentable square feet located in Annapolis, Maryland.

On October 29, 2013, a joint venture in which the Company has a 50% interest exercised an option to extend the maturity date to November 17, 2014 of the construction financing collateralized by its Annapolis Junction Building Six property. The construction financing totaling approximately $14.0 million bears interest at a variable rate equal to LIBOR plus 1.65% per annum and was scheduled to mature on November 17, 2013. Annapolis Junction Building Six is a Class A office property with approximately 119,000 net rentable square feet located in Annapolis, Maryland.

6. Mortgage Notes Payable

The Company had outstanding mortgage notes payable totaling approximately $4.4 billion and $3.1 billion as of December 31, 2013 and 2012, respectively, each collateralized by one or more buildings and related land included in real estate assets. The mortgage notes payable are generally due in monthly installments and mature at various dates through April 10, 2022.

Fixed rate mortgage notes payable totaled approximately $4.4 billion and $3.1 billion at December 31, 2013 and 2012, respectively, with contractual interest rates ranging from 4.75% to 7.69% per annum at December 31, 2013 and 4.75% to 9.93% per annum at December 31, 2012 (with weighted-averages of 5.70% (excluding the mezzanine notes payable) and 5.65% at December 31, 2013 and 2012, respectively).

There were no variable rate mortgage loans at December 31, 2013 and December 31, 2012. As of December 31, 2013 and 2012, the LIBOR rate was 0.17% and 0.21%, respectively.

On February 5, 2013, the Company used available cash to repay the mortgage loan collateralized by its Kingstowne One property located in Alexandria, Virginia totaling approximately $17.0 million. The mortgage loan bore interest at a fixed rate of 5.96% per annum and was scheduled to mature on May 5, 2013. There was no prepayment penalty.

On February 20, 2013, the foreclosure sale of the Company’s Montvale Center property was ratified by the court. As a result of the ratification, the mortgage loan totaling $25.0 million was extinguished and the related obligations were satisfied with the transfer of the real estate resulting in the recognition of a gain on forgiveness of debt totaling approximately $20.7 million. The operating results of the property through the date of ratification have been classified as discontinued operations on a historical basis for all periods (See Note 3).

On April 1, 2013, the Company used available cash to repay the mortgage loan collateralized by its 140 Kendrick Street property located in Needham, Massachusetts totaling approximately $47.6 million. The mortgage loan bore interest at a fixed rate of 7.51% per annum and was scheduled to mature on July 1, 2013. There was no prepayment penalty. The Company recognized a gain on early extinguishment of debt totaling approximately $0.3 million related to the acceleration of the remaining balance of the historical fair value debt adjustment, which was the result of purchase accounting.

On May 31, 2013, in conjunction with the consolidation of the Company’s 767 Venture, LLC joint venture (the entity that owns 767 Fifth Avenue (the General Motors Building), the Company recorded mortgage loans collateralized by the property aggregating $1.3 billion and mezzanine loans aggregating $306.0 million. The mortgage loans require interest-only payments at a weighted-average fixed interest rate of 5.95% per annum and mature on October 7, 2017. The mezzanine loans require interest-only payments at a weighted-average fixed interest rate of 6.02% per annum and mature on October 7, 2017. The mortgage loans and mezzanine loans were recorded at their fair values aggregating approximately $1.5 billion and $311.7 million, respectively, using weighted-average effective interest rates of approximately 2.44% and 5.53% per annum, respectively. In addition, in conjunction with the consolidation, the Company recorded loans payable to the joint venture’s partners totaling $450.0 million and related accrued interest payable totaling approximately $175.8 million. The member loans bear interest at a fixed rate of 11.0% per annum and mature on June 9, 2017. The member loans consist of the portion of the original purchase price for the property that was financed with loans from the joint venture’s partners on a pro rata basis. The Company has eliminated in consolidation its member loan totaling $270.0 million and its share of the related accrued interest payable of approximately $114.5 million at December 31, 2013. The remaining notes payable to the outside joint venture partners and related accrued interest payable totaling $180.0 million and approximately $76.4 million as of December 31, 2013 have been reflected as Outside Members’ Notes Payable and within Accrued Interest Payable, respectively, on the Consolidated Balance Sheets (See Note 3). The related interest expense from the Outside Members’ Notes Payable totaling approximately $16.0 million for the period from May 31, 2013 through December 31, 2013 is fully allocated to the outside joint venture partners as an adjustment to Noncontrolling Interests in Property Partnerships in the Company’s Consolidated Statements of Operations.

Four mortgage loans totaling approximately $2.2 billion at December 31, 2013 and five mortgage loans totaling approximately $951.5 million at December 31, 2012 have been accounted for at their fair values on the dates the mortgage loans were assumed. The impact of recording the mortgage loans at fair value resulted in a decrease to interest expense of approximately $34.4 million, $7.0 million and $9.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. The cumulative liability related to the fair value adjustments was $191.2 million and $38.6 million at December 31, 2013 and 2012, respectively, and is included in mortgage notes payable in the Consolidated Balance Sheets.

Contractual aggregate principal payments of mortgage notes payable at December 31, 2013 are as follows:

Principal Payments
(in thousands)
2014	$87,759
2015	26,182
2016	608,879
2017	2,821,750
2018	18,633
Thereafter	695,327

Total aggregate principal payments	4,258,530
Unamortized balance of historical fair value adjustments	191,204

Total carrying value of mortgage notes payable	$4,449,734

7. Unsecured Senior Notes

The following summarizes the unsecured senior notes outstanding as of December 31, 2013 (dollars in thousands):

	Coupon/ Stated Rate	Effective Rate(1)	Principal Amount	Maturity Date(2)
12 Year Unsecured Senior Notes	5.625%	5.693%	$300,000	April 15, 2015
12 Year Unsecured Senior Notes	5.000%	5.194%	250,000	June 1, 2015
10 Year Unsecured Senior Notes	5.875%	5.967%	700,000	October 15, 2019
10 Year Unsecured Senior Notes	5.625%	5.708%	700,000	November 15, 2020
10 Year Unsecured Senior Notes	4.125%	4.289%	850,000	May 15, 2021
7 Year Unsecured Senior Notes	3.700%	3.853%	850,000	November 15, 2018
11 Year Unsecured Senior Notes	3.850%	3.954%	1,000,000	February 1, 2023
10.5 Year Unsecured Senior Notes	3.125%	3.279%	500,000	September 1, 2023
10.5 Year Unsecured Senior Notes	3.800%	3.916%	700,000	February 1, 2024

Total principal			5,850,000
Net unamortized discount			(14,146)

Total			$5,835,854

(1)	Yield on issuance date including the effects of discounts on the notes and the amortization of financing costs.
(2)	No principal amounts are due prior to maturity.

The indenture relating to the unsecured senior notes contains certain financial restrictions and requirements, including (1) a leverage ratio not to exceed 60%, (2) a secured debt leverage ratio not to exceed 50%, (3) an interest coverage ratio of greater than 1.50, and (4) an unencumbered asset value of not less than 150% of unsecured debt. At December 31, 2013, the Company was in compliance with each of these financial restrictions and requirements.

On April 11, 2013, the Company completed a public offering of $500.0 million in aggregate principal amount of its 3.125% senior unsecured notes due 2023. The notes were priced at 99.379% of the principal amount to yield an effective rate (including financing fees) of 3.279% to maturity. The notes will mature on September 1, 2023, unless earlier redeemed. The aggregate net proceeds from the offering were approximately $492.5 million after deducting underwriting discounts and transaction expenses.

On June 27, 2013, the Company completed a public offering of $700.0 million in aggregate principal amount of its 3.800% senior unsecured notes due 2024. The notes were priced at 99.694% of the principal amount to yield an effective rate (including financing fees) of 3.916% to maturity. The notes will mature on February 1, 2024, unless earlier redeemed. The aggregate net proceeds from the offering were approximately $691.9 million after deducting the underwriting discount and transaction expenses.

8. Unsecured Exchangeable Senior Notes

The following summarizes the unsecured exchangeable senior notes outstanding as of December 31, 2013 (dollars in thousands):

	Coupon/ Stated Rate	Effective Rate(1)	Exchange Rate		Principal Amount	First Optional Redemption Date by the Company	Maturity Date
3.625% Exchangeable Senior Notes	3.625%	4.037%	8.6974	(2)	$747,500	N/A	February 15, 2014
Net unamortized discount					(182)
Adjustment for the equity component allocation, net of accumulated amortization					(2,438)

Total					$744,880

(1)	Yield on issuance date including the effects of discounts on the notes but excluding the effects of the adjustment for the equity component allocation.
(2)	The initial exchange rate is 8.5051 shares per $1,000 principal amount of the notes (or an initial exchange price of approximately $117.58 per share of Boston Properties, Inc.’s common stock). In addition, the Company entered into capped call transactions with affiliates of certain of the initial purchasers, which are intended to reduce the potential dilution upon future exchange of the notes. The capped call transactions were intended to increase the effective exchange price to the Company of the notes from $117.58 to approximately $137.17 per share (subject to adjustments), representing an overall effective premium of approximately 40% over the closing price on August 13, 2008 of $97.98 per share of Boston Properties, Inc.’s common stock. The net cost of the capped call transactions was approximately $44.4 million. In connection with the special dividend declared on November 27, 2013, the exchange rate of 8.5051 was adjusted to 8.6974 shares per $1,000 principal amount of notes effective as of December 31, 2013, resulting in an exchange price of approximately $114.98 per share of Boston Properties, Inc.’s common stock. As of December 31, 2013, the effective exchange price was $130.21 per share. The Company repaid the notes on February 18, 2014 (See Note 20).

ASC 470-20 requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. ASC 470-20 requires that the initial proceeds from the sale of the Company’s $862.5 million of 2.875% exchangeable senior notes due 2037 (all of which had been redeemed/repurchased as of December 31, 2012), $450.0 million of 3.75% exchangeable senior notes due 2036 (all of which have been redeemed/repurchased as of December 31, 2013) and $747.5 million of 3.625% exchangeable senior notes due 2014 (see Note 20) be allocated between a liability component and an equity component in a manner that reflects interest expense at the interest rate of similar nonconvertible debt that could have been issued by the Company at such time. The Company measured the fair value of the debt components of the 2.875%, 3.75% and 3.625% exchangeable senior notes for the periods presented based on effective interest rates of 5.630%, 5.958% and 6.555%, respectively. The aggregate carrying amount of the debt component was approximately $744.9 million and $1.17 billion (net of the equity component allocation adjustment of approximately $2.4 million and $25.5 million) at December 31, 2013 and December 31, 2012, respectively. As a result, the Company attributed an aggregate of approximately $230.3 million of the proceeds to the equity component of the notes, which represents the excess proceeds received over the fair value of the notes at the date of issuance. The equity component of the notes has been reflected within Partners’ Capital in the Consolidated Balance Sheets. The Company reclassified approximately $1.0 million of deferred financing costs to Partners’ Capital, which represented the costs attributable to the equity components of the notes. The carrying amount of the equity component was approximately $91.9 million and $148.5 million at December 31, 2013 and December 31, 2012, respectively. The resulting debt discount has been amortized over the period during which the debt was expected to be outstanding (i.e., through the first optional redemption dates or, in the case of the 2014 notes, the maturity date) as additional non-cash interest expense. The aggregate contractual interest expense was approximately $34.8 million, $48.4 million and $66.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. As a result, the Company reported additional non-cash interest expense of approximately $23.1 million, $29.1 million and $38.8 million for the years ended December 31, 2013, 2012 and 2011, respectively.

On April 15, 2013, the Company announced that holders of its 3.75% Exchangeable Senior Notes due 2036 (the “Notes”) had the right to surrender their Notes for purchase by the Company (the “Put Right”) on May 18, 2013. On April 15, 2013, the Company also announced that it had issued a notice of redemption to the holders of the Notes to redeem, on May 18, 2013 (the “Redemption Date”), all of the Notes outstanding on the Redemption Date. In connection with the notice of redemption, holders of the Notes had the right to exchange their Notes on or prior to May 16, 2013. Notes with respect to which the Put Right was not exercised and that were not surrendered for exchange on or prior to May 16, 2013, were redeemed by the Company at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. Based on final information provided to the Company by the trustee for the Notes, no Notes were validly tendered and accepted for purchase in the Put Right. Pursuant to the notice of redemption, an aggregate principal amount of $990,000 of the Notes was redeemed on May 18, 2013. The remaining aggregate principal amount of $449,010,000 of the Notes was surrendered for exchange and, in addition to the repayment of the principal in cash, Boston Properties, Inc. issued an aggregate of 419,116 shares of its common stock in exchange for the Notes (See Note 12). The Company recognized a loss on early extinguishment of debt totaling approximately $0.1 million consisting of transaction costs.

9. Unsecured Line of Credit

On July 26, 2013, the Company amended and restated the revolving credit agreement governing the Company’s Unsecured Line of Credit, which, among other things, (1) increased the total commitment from $750.0 million to $1.0 billion, (2) extended the maturity date from June 24, 2014 to July 26, 2018 and (3) reduced the per annum variable interest rates and other fees. The Company may increase the total commitment to $1.5 billion, subject to syndication of the increase and other conditions. At the Company’s option, loans outstanding under the Unsecured Line of Credit will bear interest at a rate per annum equal to (1), in the case of loans denominated in Dollars, Euro or Sterling, LIBOR or, in the case of loans denominated in Canadian Dollars, CDOR, in each case, plus a margin ranging from 0.925% to 1.70% based on the Company’s credit rating or (2) an alternate base rate equal to the greatest of (a) the Administrative Agent’s prime rate, (b) the Federal Funds rate plus 0.5% or (c) LIBOR for a one month period plus 1.00%, in each case, plus a margin ranging from 0.0% to 0.70% based on the Company’s credit rating. The Unsecured Line of Credit also contains a competitive bid option that allows banks that are part of the lender consortium to bid to make loan advances to the Company at a reduced interest rate. In addition, the Company is also obligated to pay (1) in quarterly installments a facility fee on the total commitment at a rate per annum ranging from 0.125% to 0.35% based on the Company’s credit rating and (2) an annual fee on the undrawn amount of each letter of credit equal to the LIBOR margin. Based on the Company’s current credit rating, the LIBOR and CDOR margin is 1.00%, the alternate base rate margin is 0.0% and the facility fee is 0.15%. At December 31, 2013 and 2012, there were no amounts outstanding on the Unsecured Line of Credit.

The terms of the Unsecured Line of Credit require that the Company maintain a number of customary financial and other covenants on an ongoing basis, including: (1) a leverage ratio not to exceed 60%, however, the leverage ratio may increase to no greater than 65% provided that it is reduced back to 60% within one year, (2) a secured debt leverage ratio not to exceed 55%, (3) a fixed charge coverage ratio of at least 1.40, (4) an unsecured debt leverage ratio not to exceed 60%, however, the unsecured debt leverage ratio may increase to no greater than 65% provided that it is reduced back to 60% within one year, (5) an unsecured debt interest coverage ratio of at least 1.75 and (6) limitations on permitted investments. At December 31, 2013, the Company was in compliance with each of these financial and other covenant requirements.

10. Commitments and Contingencies

General

In the normal course of business, the Company guarantees its performance of services or indemnifies third parties against its negligence. In addition, in the normal course of business, the Company guarantees to certain tenants the obligations of its subsidiaries for the payment of tenant improvement allowances and brokerage commissions in connection with their leases and limited costs arising from delays in delivery of their premises.

The Company has letter of credit and performance obligations of approximately $13.9 million related to lender and development requirements.

Certain of the Company’s joint venture agreements include provisions whereby, at certain specified times, each partner has the right to initiate a purchase or sale of the property or its interest in the joint ventures. Under these provisions, the Company is not compelled to purchase the interest of its outside joint venture partners. See also Noncontrolling Interest—Redeemable Interest in Property Partnership in Note 11.

In connection with the assumption of 767 Fifth Avenue’s (the General Motors Building) secured loan by the Company’s consolidated joint venture, 767 Venture, LLC, the Company guaranteed the consolidated joint venture’s obligation to fund various escrows, including tenant improvements, taxes and insurance in lieu of cash deposits. As of December 31, 2013, the maximum funding obligation under the guarantee was approximately $24.1 million. The Company earns a fee from the joint venture for providing the guarantee and has an agreement with the outside partners to reimburse the joint venture for their share of any payments made under the guarantee.

In connection with the mortgage financing collateralized by the Company’s John Hancock Tower property located in Boston, Massachusetts, the Company has agreed to guarantee approximately $15.9 million related to its obligation to provide funds for certain tenant re-leasing costs. The mortgage financing matures on January 6, 2017.

From time to time, the Company (or the applicable joint venture) has also agreed to guarantee portions of the principal, interest or other amounts in connection with other unconsolidated joint venture borrowings. In addition to the financial guarantees referenced above, the Company has agreed to customary environmental indemnifications and nonrecourse carve-outs (e.g., guarantees against fraud, misrepresentation and bankruptcy) on certain of its unconsolidated joint venture loans.

Concentrations of Credit Risk

Management of the Company performs ongoing credit evaluations of tenants and may require tenants to provide some form of credit support such as corporate guarantees and/or other financial guarantees. Although the Company’s properties are geographically diverse and the tenants operate in a variety of industries, to the extent the Company has a significant concentration of rental revenue from any single tenant, the inability of that tenant to make its lease payments could have an adverse effect on the Company.

Some potential losses are not covered by insurance.

The Company carries insurance coverage on its properties of types and in amounts and with deductibles that it believes are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the Federal Terrorism Risk Insurance Act (as amended, “TRIA”) was enacted in November 2002 to require regulated insurers to make available coverage for “certified” acts of terrorism (as defined by the statute). The expiration date of TRIA was extended to December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) and the Company can provide no assurance that it will be extended further. Currently, the Company’s property insurance program per occurrence limits are $1.0 billion for its portfolio insurance program, including coverage for acts of terrorism certified under TRIA other than nuclear, biological, chemical or radiological terrorism (“Terrorism Coverage”). The Company also carries $250 million of Terrorism Coverage for 601 Lexington Avenue, New York, New York (“601 Lexington Avenue”) in excess of the $1.0 billion of coverage in the Company’s property insurance program which is provided by IXP, LLC (“IXP”) as a direct insurer. Certain properties, including the General Motors Building located at 767 Fifth Avenue in New York, New York (“767 Fifth Avenue”), are currently insured in separate insurance programs. The property insurance program per occurrence limits for 767 Fifth Avenue are $1.625 billion, including Terrorism Coverage, with $1.375 billion of Terrorism Coverage in excess of $250 million being provided by NYXP, LLC (“NYXP”), as a direct insurer. The Company also currently carries nuclear, biological, chemical and radiological terrorism insurance coverage for acts of terrorism certified under TRIA (“NBCR Coverage”), which is provided by IXP as a direct insurer, for the properties in our portfolio, including 767 Fifth Avenue, but excluding certain other properties owned in joint ventures with third parties or which the Company manages. The per occurrence limit for NBCR Coverage is $1.0 billion. Under TRIA, after the payment of the required deductible and coinsurance, the additional Terrorism Coverage provided by IXP for 601 Lexington Avenue, the NBCR Coverage provided by IXP and the Terrorism Coverage provided by NYXP are backstopped by the Federal Government if the aggregate industry insured losses resulting from a certified act of terrorism exceed a “program trigger.” The program trigger is $100.0 million and the coinsurance is 15%. Under TRIPRA, if the Federal Government pays out for a loss under TRIA, it is mandatory that the Federal Government recoup the full amount of the loss from insurers offering TRIA coverage after the payment of the loss pursuant to a formula in TRIPRA. The Company may elect to terminate the NBCR Coverage if the Federal Government seeks recoupment for losses paid under TRIA, if there is a change in its portfolio or for any other reason. In the event TRIPRA is not extended beyond December 31, 2014, (i) the Company will evaluate alternative approaches to secure coverage for acts of terrorism thereby potentially increasing its overall cost of insurance, (ii) if such insurance is not available at commercially reasonable rates with limits equal to its current coverage or at all, the Company may not continue to have full occurrence limit coverage for acts of terrorism, (iii) the Company may not satisfy the insurance requirements under existing or future debt financings secured by individual properties, (iv) the Company may not be able to obtain future debt financings secured by individual properties and (v) the Company may cancel the insurance policies issued by IXP for the NBCR Coverage and the additional Terrorism Coverage for 601 Lexington Avenue and by NYXP for the Terrorism Coverage for 767 Fifth Avenue. The Company intends to continue to monitor the scope, nature and cost of available terrorism insurance and maintain terrorism insurance in amounts and on terms that are commercially reasonable.

The Company also currently carries earthquake insurance on its properties located in areas known to be subject to earthquakes in an amount and subject to self-insurance that the Company believes are commercially reasonable. In addition, this insurance is subject to a deductible in the amount of 5% of the value of the affected property. Specifically, the Company currently carries earthquake insurance which covers its San Francisco region (excluding 535 Mission Street and the below grade improvements for Transbay Tower) with a $120 million per occurrence limit and a $120 million annual aggregate limit, $20 million of which is provided by IXP, as a direct insurer. The builders risk policy maintained for the development of 535 Mission Street in San Francisco includes a $15 million per occurrence and annual aggregate limit of earthquake coverage. In addition, the builders risk policy maintained for the development of the below grade improvements of the Transbay Tower in San Francisco includes a $15 million per occurrence and annual aggregate limit of earthquake coverage. The amount of the Company’s earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, the amount of earthquake coverage could impact the Company’s ability to finance properties subject to earthquake risk. The Company may discontinue earthquake insurance or change the structure of its earthquake insurance program on some or all of its properties in the future if the premiums exceed the Company’s estimation of the value of the coverage.

IXP, a captive insurance company which is a wholly-owned subsidiary of the Company, acts as a direct insurer with respect to a portion of the Company’s earthquake insurance coverage for its Greater San Francisco properties, the additional Terrorism Coverage for 601 Lexington Avenue and the Company’s NBCR Coverage. The additional Terrorism Coverage provided by IXP for 601 Lexington Avenue only applies to losses which exceed the program trigger under TRIA. NYXP, a captive insurance company which is a wholly-owned subsidiary of the Company, acts as a direct insurer with respect to a portion of the Company’s Terrorism Coverage for 767 Fifth Avenue. Currently, NYXP only insures losses which exceed the program trigger under TRIA and NYXP reinsures with a third-party insurance company any coinsurance payable under TRIA. Insofar as the Company owns IXP and NYXP, it is responsible for their liquidity and capital resources, and the accounts of IXP and NYXP are part of the Company’s consolidated financial statements. In particular, if a loss occurs which is covered by the Company’s NBCR Coverage but is less than the applicable program trigger under TRIA, IXP would be responsible for the full amount of the loss without any backstop by the Federal Government. IXP and NYXP would also be responsible for any recoupment charges by the Federal Government in the event losses are paid out and their insurance policies are maintained after the payout by the Federal Government. If the Company experiences a loss and IXP or NYXP are required to pay under their insurance policies, the Company would ultimately record the loss to the extent of the required payment. Therefore, insurance coverage provided by IXP and NYXP should not be considered as the equivalent of third-party insurance, but rather as a modified form of self-insurance. In addition, the Company has issued a guarantee to cover liabilities of IXP in the amount of $20.0 million.

The mortgages on the Company’s properties typically contain requirements concerning the financial ratings of the insurers who provide policies covering the property. The Company provides the lenders on a regular basis with the identity of the insurance companies in the Company’s insurance programs. The ratings of some of the Company’s insurers are below the rating requirements in some of the Company’s loan agreements and the lenders for these loans could attempt to claim that an event of default has occurred under the loan. The Company believes it could obtain insurance with insurers which satisfy the rating requirements. Additionally, in the future, the Company’s ability to obtain debt financing secured by individual properties, or the terms of such financing, may be adversely affected if lenders generally insist on ratings for insurers or amounts of insurance which are difficult to obtain or which result in a commercially unreasonable premium. There can be no assurance that a deficiency in the financial ratings of one or more of the Company’s insurers will not have a material adverse effect on the Company.

The Company continues to monitor the state of the insurance market in general, and the scope and costs of coverage for acts of terrorism and California earthquake risk in particular, but the Company cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. There are other types of losses, such as from wars, for which the Company cannot obtain insurance at all or at a reasonable cost. With respect to such losses and losses from acts of terrorism, earthquakes or other catastrophic events, if the Company experiences a loss that is uninsured or that exceeds policy limits, the Company could lose the capital invested in the damaged properties, as well as the anticipated future revenues from those properties. Depending on the specific circumstances of each affected property, it is possible that the Company could be liable for mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect the Company’s business and financial condition and results of operations.

Legal Matters

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

State and Local Tax Matters

Because the Company is a limited partnership, it is generally not subject to federal income taxes, but is subject to certain state and local taxes. In the normal course of business, certain entities through which the Company owns real estate either have undergone, or are currently undergoing, tax audits. Although the Company believes that it has substantial arguments in favor of its positions in the ongoing audits, in some instances there is no controlling precedent or interpretive guidance on the specific point at issue. Collectively, tax deficiency notices received to date from the jurisdictions conducting the ongoing audits have not been material. However, there can be no assurance that future audits will not occur with increased frequency or that the ultimate result of such audits will not have a material adverse effect on the Company’s results of operations.

Environmental Matters

It is the Company’s policy to retain independent environmental consultants to conduct or update Phase I environmental assessments (which generally do not involve invasive techniques such as soil or ground water sampling) and asbestos surveys in connection with the Company’s acquisition of properties. These pre-purchase environmental assessments have not revealed environmental conditions that the Company believes will have a material adverse effect on its business, assets, financial condition, results of operations or liquidity, and the Company is not otherwise aware of environmental conditions with respect to its properties that the Company believes would have such a material adverse effect. However, from time to time environmental conditions at the Company’s properties have required and may in the future require environmental testing and/or regulatory filings, as well as remedial action.

In February 1999, the Company (through a joint venture) acquired from Exxon Corporation a property in Massachusetts that was formerly used as a petroleum bulk storage and distribution facility and was known by the state regulatory authority to contain soil and groundwater contamination. The Company developed an office park on the property. The Company engaged a specially licensed environmental consultant to oversee the management of contaminated soil and groundwater that was disturbed in the course of construction. Under the property acquisition agreement, Exxon agreed to (1) bear the liability arising from releases or discharges of oil and hazardous substances which occurred at the site prior to the Company’s ownership, (2) continue monitoring and/or remediating such releases and discharges as necessary and appropriate to comply with applicable requirements, and (3) indemnify the Company for certain losses arising from preexisting site conditions. Any indemnity claim may be subject to various defenses, and there can be no assurance that the amounts paid under the indemnity, if any, would be sufficient to cover the liabilities arising from any such releases and discharges.

Environmental investigations at some of the Company’s properties and certain properties owned by affiliates of the Company have identified groundwater contamination migrating from off-site source properties. In each case the Company engaged a licensed environmental consultant to perform the necessary investigations and assessments and to prepare any required submittals to the regulatory authorities. In each case the environmental consultant concluded that the properties qualify under the regulatory program or the regulatory practice for a status which eliminates certain deadlines for conducting response actions at a site. The Company also believes that these properties qualify for liability relief under certain statutory provisions or regulatory practices regarding upgradient releases. Although the Company believes that the current or former owners of the upgradient source properties may bear responsibility for some or all of the costs of addressing the identified groundwater contamination, the Company will take such further response actions (if any) that it deems necessary or advisable. Other than periodic testing at some of these properties, no such additional response actions are anticipated at this time.

Some of the Company’s properties and certain properties owned by the Company’s affiliates are located in urban, industrial and other previously developed areas where fill or current or historical uses of the areas have caused site contamination. Accordingly, it is sometimes necessary to institute special soil and/or groundwater handling procedures and/or include particular building design features in connection with development, construction and other property operations in order to achieve regulatory closure and/or ensure that contaminated materials are addressed in an appropriate manner. In these situations it is the Company’s practice to investigate the nature and extent of detected contamination and estimate the costs of required response actions and special handling procedures. The Company then uses this information as part of its decision-making process with respect to the acquisition and/or development of the property. For example, the Company owns a parcel in Massachusetts which was formerly used as a quarry/asphalt batching facility. Pre-purchase testing indicated that the site contained relatively low levels of certain contaminants. The Company has developed an office park on this property. Prior to and during redevelopment activities, the Company engaged a specially licensed environmental consultant to monitor environmental conditions at the site and prepare necessary regulatory submittals based on the results of an environmental risk characterization. A submittal has been made to the regulatory authorities in order to achieve regulatory closure at this site. The submittal included an environmental deed restriction that mandates compliance with certain protective measures in a portion of the site where low levels of residual soil contamination have been left in place in accordance with applicable laws.

The Company expects that resolution of the environmental matters relating to the above will not have a material impact on its business, assets, financial condition, results of operations or liquidity. However, the Company cannot assure you that it has identified all environmental liabilities at its properties, that all necessary remediation actions have been or will be undertaken at the Company’s properties or that the Company will be indemnified, in full or at all, in the event that such environmental liabilities arise.

Tax Protection Obligations

In connection with the acquisition or contribution of three properties, the Company entered into agreements for the benefit of the selling or contributing parties which specifically state that until such time as the contributors do not hold at least a specified percentage of the OP Units owned by such person following the contribution of the properties, or until June 9, 2017 for 767 Fifth Avenue (the General Motors Building), the Company will not sell or otherwise transfer the properties in a taxable transaction. If the Company does sell or transfer the properties in a taxable transaction, it would be liable to the contributors for contractual damages.

11. Noncontrolling Interests

Noncontrolling interests relate to the interests in the Company not owned by Boston Properties, Inc. and interests in consolidated property partnerships not wholly-owned by the Company. As of December 31, 2013, the noncontrolling interests consisted of 15,583,370 OP Units, 1,455,761 LTIP Units, 396,500 2011 OPP Units, 396,150 2012 OPP Units, 316,325 2013 MYLTIP Units, 666,116 Series Two Preferred Units (or 874,168 OP Units on an as converted basis) and 360,126 Series Four Preferred Units (not convertible into OP Units) held by parties other than Boston Properties, Inc.

Noncontrolling Interest—Redeemable Interest in Property Partnership

On October 4, 2012, the Company completed the formation of a joint venture, which owns and operates Fountain Square located in Reston, Virginia. The joint venture partner contributed the property valued at approximately $385.0 million and related mortgage indebtedness totaling approximately $211.3 million for a nominal 50% interest in the joint venture. The Company contributed cash totaling approximately $87.0 million for its nominal 50% interest, which cash was distributed to the joint venture partner. Pursuant to the joint venture agreement (i) the Company has rights to acquire the partner’s nominal 50% interest and (ii) the partner has the right to cause the Company to acquire the partner’s interest on January 4, 2016, in each case at a fixed price totaling approximately $102.0 million in cash. The fixed price option rights expire on January 31, 2016. The Company is consolidating this joint venture due to the Company’s right to acquire the partner’s nominal 50% interest. The Company initially recorded the noncontrolling interest at its acquisition-date fair value as temporary equity, due to the redemption option existing outside the control of the Company. The Company will accrete the changes in the redemption value quarterly over the period from the acquisition date to the earliest redemption date using the effective interest method. The Company will record the accretion after the allocation of net income and distributions of cash flow to the noncontrolling interest account balance.

The following table reflects the activity of the noncontrolling interest—redeemable interest in property partnership in the Company’s Fountain Square consolidated joint venture for the years ended December 31, 2013 and 2012 (in thousands):

Balance at December 31, 2011	$—
Acquisition-date fair value of redeemable interest	98,787
Net loss	(719)
Distributions	(3,032)
Adjustment to reflect redeemable interest at redemption value	2,522

Balance at December 31, 2012	97,558
Net loss	(1,839)
Distributions	(4,585)
Adjustment to reflect redeemable interest at redemption value	8,475

Balance at December 31, 2013	$99,609

Noncontrolling Interest—Redeemable Preferred Units

The Preferred Units at December 31, 2013 consisted of 666,116 Series Two Preferred Units, which bear a preferred distribution equal to the greater of (1) the distribution which would have been paid in respect of the Series Two Preferred Unit had such Series Two Preferred Unit been converted into an OP Unit (including both regular and special distributions) or (2) 6.00% per annum on a liquidation preference of $50.00 per unit, and are convertible into OP Units at a rate of $38.10 per Preferred Unit (1.312336 OP Units for each Preferred Unit). The holders of Series Two Preferred Units have the right to require the Company to redeem their units for cash at the redemption price of $50.00 per unit on May 12, 2014. The holders also had the right to have their Series Two Preferred Units redeemed for cash on May 12, 2009, May 12, 2010, May 12, 2011, May 14, 2012 and May 14, 2013, although no holder exercised such right. Due to the holders’ redemption option existing outside the control of the Company, the Series Two Preferred Units are not included in Partners’ Capital in the Company’s Consolidated Balance Sheets. In May 2014, the Company’s general partner also has the right, subject to certain conditions, to call for redemption all of the outstanding Series Two Preferred Units for cash or to convert into OP Units any Series Two Preferred Units that have not been previously redeemed. In the event the Company’s general partner calls the Series Two Preferred Units for redemption, the holders shall have the right to convert the Series Two Preferred Units into OP Units.

During the years ended December 31, 2013 and 2012, 329,881 and 117,047 Series Two Preferred Units of the Company, respectively, were converted by the holders into 432,914 and 153,605 OP Units, respectively. In addition, the Company paid the accrued preferred distributions due to the holders of Preferred Units that were converted.

On February 15, 2013, the Company paid a distribution on its outstanding Series Two Preferred Units of $0.85302 per unit. On May 15, 2013, the Company paid a distribution on its outstanding Series Two Preferred Units of $0.85302 per unit. On August 15, 2013, the Company paid a distribution on its outstanding Series Two Preferred Units of $0.85302 per unit. On November 15, 2013, the Company paid a distribution on its outstanding Series Two Preferred Units of $0.85302 per unit.

Due to the redemption option and the conversion option existing outside the control of the Company, the Series Two Preferred Units are not included in Partners’ Capital and are reflected in the Consolidated Balance Sheets at an amount equivalent to the value of such units had such units been redeemed at December 31, 2013. The value of the Series Two Preferred Units, assuming all of such units had been converted and then redeemed at December 31, 2013, was approximately $87.7 million based on the closing price of Boston Properties, Inc.’s common stock of $100.37 per share on that date.

The Preferred Units at December 31, 2013 also included 360,126 Series Four Preferred Units, which bear a preferred distribution equal to 2.00% per annum on a liquidation preference of $50.00 per unit and are not convertible into OP Units. In order to secure the performance of certain obligations by the holders, such Series Four Preferred Units are subject to forfeiture pursuant to the terms of a pledge agreement. The holders of Series Four Preferred Units have the right, at certain times and subject to certain conditions set forth in the Certificate of Designations establishing the rights, limitations and preferences of the Series Four Preferred Units, to require the Company to redeem all of their units for cash at the redemption price of $50.00 per unit. The Company also has the right, at certain times and subject to certain conditions, to redeem all of the Series Four Preferred Units for cash at the redemption price of $50.00 per unit. The Series Four Preferred Units that are subject to the security interest under the pledge agreement may not be redeemed until and unless such security interest is released. The Company’s first right to redeem the Series Four Preferred Units was a 30-day period beginning on August 29, 2013. Due to the holders’ redemption option existing outside the control of the Company, the Series Four Preferred Units are not included in Partners’ Capital in the Company’s Consolidated Balance Sheets. On August 29, 2013, Boston Properties, Inc., in its capacity as the general partner of the Company, redeemed approximately 861,400 Series Four Preferred Units for cash at the redemption price of $50.00 per unit plus accrued and unpaid distributions through the redemption date.

On February 15, 2013, the Company paid a distribution on its outstanding Series Four Preferred Units of $0.25 per unit. On May 15, 2013, the Company paid a distribution on its outstanding Series Four Preferred Units of $0.25 per unit. On August 15, 2013, the Company paid a distribution on its outstanding Series Four Preferred Units of $0.25 per unit. On November 15, 2013, the Company paid a distribution on its outstanding Series Four Preferred Units of $0.25 per unit.

The following table reflects the activity of the noncontrolling interests—redeemable preferred units for the years ended December 31, 2013, 2012 and 2011 (in thousands):

Balance at December 31, 2010	$125,765
Net income	3,339
Distributions	(3,339)
Reallocation of partnership interest	19,719

Balance at December 31, 2011	145,484
Issuance of redeemable preferred units (Series Four Preferred Units)	79,405
Net income	3,497
Distributions	(3,497)
Redemption of redeemable preferred units (Series Four Preferred Units)	(18,329)
Reallocation of partnership interest (1)	(7,182)

Balance at December 31, 2012	199,378
Net income	6,046
Distributions	(6,046)
Redemption of redeemable preferred units (Series Four Preferred Units)	(43,070)
Reallocation of partnership interest (1)	(50,562)

Balance at December 31, 2013	$105,746

(1)	Includes the conversion of 329,881 and 117,047 Series Two Preferred Units into 432,914 and 153,605 OP Units during the years ended December 31, 2013 and 2012, respectively.

Noncontrolling Interest—Common Units

During the years ended December 31, 2013 and 2012, 929,441 and 1,110,660 OP Units, respectively, were presented by the holders for redemption (including 432,914 and 153,605 OP Units, respectively, issued upon conversion of Series Two Preferred Units and 24,028 and 544,729 OP Units, respectively, issued upon conversion of LTIP Units) and were redeemed by Boston Properties, Inc. in exchange for an equal number of shares of Common Stock.

At December 31, 2013, the Company had outstanding 396,500 2011 OPP Units and 396,150 2012 OPP Units and 316,325 2013 MYLTIP Units (See Note 17). Prior to the measurement date (January 31, 2014 for 2011 OPP Units (See Note 20), February 6, 2015 for 2012 OPP Units and February 4, 2016 for 2013 MYLTIP Units), holders of OPP Units and 2013 MYLTIP Units are entitled to receive per unit distributions equal to one-tenth (10%) of the regular quarterly distributions payable on an OP Unit, but will not be entitled to receive any special distributions. After the measurement date, the number of OPP Units and 2013 MYLTIP Units, both vested and unvested, that OPP and 2013 MYLTIP award recipients have earned, if any, based on the establishment of an outperformance pool, will be entitled to receive distributions in an amount per unit equal to distributions, both regular and special, payable on an OP Unit.

On January 29, 2013, the Company paid a distribution on the OP Units and LTIP Units in the amount of $0.65 per unit, and a distribution on the 2011 OPP Units and 2012 OPP Units in the amount of $0.065 per unit, to holders of record as of the close of business on December 31, 2012. On April 30, 2013, the Company paid a distribution on the OP Units and LTIP Units in the amount of $0.65 per unit, and a distribution on the 2011 OPP Units, 2012 OPP Units and 2013 MYLTIP Units in the amount of $0.065 per unit, to holders of record as of the close of business on March 29, 2013. On July 31, 2013, the Company paid a distribution on the OP Units and LTIP Units in the amount of $0.65 per unit, and a distribution on the 2011 OPP Units, 2012 OPP Units and 2013 MYLTIP Units in the amount of $0.065 per unit, to holders of record as of the close of business on June 28, 2013. On October 31, 2013, the Company paid a distribution on the OP Units and LTIP Units in the amount of $0.65 per unit and a distribution on the 2011 OPP Units, 2012 OPP Units and 2013 MYLTIP Units in the amount of $0.065 per unit, to holders of record as of the close of business on September 30, 2013. On November 27, 2013, Boston Properties, Inc., as general partner of the Company, declared a special cash distribution on the OP Units and LTIP Units in the amount of $2.25 per unit payable on January 29, 2014 to holders of record as of the close of business on December 31, 2013. The special cash distribution was in addition to the regular quarterly distribution on the OP Units and LTIP Units of $0.65 per unit and the distribution on the 2011 OPP Units, 2012 OPP Units and 2013 MYLTIP Units in the amount of $0.065 per unit, in each case payable on January 29, 2014 to holders of record as of the close of business on December 31, 2013. Holders of the 2011 OPP Units, 2012 OPP Units and 2013 MYLTIP Units are not entitled to receive any special distributions. Holders of Series Two Preferred Units will participate in the special cash dividend (separately from their regular February 2014 distribution) on an as-converted basis in connection with their regular May 2014 distribution payment as provided in the Company’s partnership agreement.

The following table reflects the activity of the noncontrolling interests—redeemable common units for the years ended December 31, 2013, 2012 and 2011 (in thousands):

Balance at December 31, 2010	$1,801,592
Contributions	23,379
Net income	36,250
Distributions	(39,132)
Conversion of redeemable partnership units	(85,498)
Unearned compensation	(1,952)
Accumulated other comprehensive loss	297
Adjustment to reflect redeemable partnership units at redemption value	74,183

Balance at December 31, 2011	1,809,119
Contributions	24,588
Net income	35,200
Distributions	(41,434)
Conversion of redeemable partnership units	(34,621)
Unearned compensation	(883)
Accumulated other comprehensive loss	273
Adjustment to reflect redeemable partnership units at redemption value	44,280

Balance at December 31, 2012	1,836,522
Contributions	26,398
Net income	84,236
Distributions	(83,448)
Conversion of redeemable partnership units	(30,291)
Unearned compensation	1,472
Accumulated other comprehensive loss	252
Adjustment to reflect redeemable partnership units at redemption value	(124,923)

Balance at December 31, 2013	$1,710,218

Pursuant to the Company’s Partnership Agreement, certain limited partners in the Company have the right to redeem all or any portion of their interest for cash from the Company. However, Boston Properties, Inc. may elect to acquire the limited partner’s interest by issuing its Common Stock in exchange for the interest. The amount of cash to be paid to the limited partner if the redemption right is exercised and Boston Properties, Inc. does not elect to issue its Common Stock is based on the trading price of Boston Properties, Inc.’s common stock at that time. Due to the redemption option existing outside the control of the Company, such limited partners’ units are not included in Partners’ Capital. The value of the OP Units not owned by Boston Properties, Inc. (including LTIP Units assuming that all conditions had been met for the conversion thereof), assuming all of such units had been redeemed at December 31, 2013 was approximately $1.7 billion based on the closing price of Boston Properties, Inc.’s common stock of $100.37 per share on December 31, 2013.

Noncontrolling Interest—Property Partnerships

The noncontrolling interests in property partnerships consist of the outside equity interests in ventures that are consolidated with the financial results of the Company because the Company exercises control over the entities that own the properties. The equity interests in these ventures that are not owned by the Company, totaling approximately $726.1 million at December 31, 2013 and approximately $(2.0) million at December 31, 2012, are included in Noncontrolling Interests—Property Partnerships on the accompanying Consolidated Balance Sheets.

On February 7, 2013, the partner in the Company’s Transbay Tower joint venture issued a notice that it was electing under the joint venture agreement to reduce its nominal ownership interest in the venture from 50% to 5%. On February 26, 2013, the Company issued a notice to the partner electing to proceed with the venture on that basis. As a result, the Company has a 95% nominal interest in and is consolidating the joint venture. Under the joint venture agreement, if certain return thresholds are achieved the partner will be entitled to an additional promoted interest. Also, under the agreement, (1) the partner has the right to cause the Company to purchase the partner’s interest after the defined stabilization date and (2) the Company has the right to acquire the partner’s interest on the third anniversary of the stabilization date, in each case at an agreed upon purchase price or appraised value. On March 26, 2013, the consolidated joint venture completed the acquisition of a land parcel in San Francisco, California which will support a 60-story, 1.4 million square foot office tower known as Transbay Tower. The purchase price for the land was approximately $192.0 million. The joint venture has commenced construction of the initial phase of the development consisting of building the project to grade (See Note 3).

On May 31, 2013, the Company’s two joint venture partners in 767 Venture, LLC (the entity that owns 767 Fifth Avenue (the General Motors Building) in New York City) transferred all of their interests in the joint venture to third parties. In connection with the transfer, the Company and its new joint venture partners modified the Company’s relative decision making authority and consent rights with respect to the joint venture’s assets and operations. These changes resulted in the Company having sufficient financial and operating control over 767 Venture, LLC such that the Company now accounts for the assets, liabilities and operations of 767 Venture, LLC on a consolidated basis in its financial statements instead of under the equity method of accounting. Upon consolidation, the Company recognized the new joint venture partners’ aggregate 40% equity interest at its aggregate fair value of approximately $480.9 million within Noncontrolling Interests—Property Partnerships on the accompanying Consolidated Balance Sheets (See Notes 3 and 5).

On October 9, 2013, the Company completed the sale of a 45% ownership interest in its Times Square Tower property for a gross sale price of $684.0 million in cash. Net cash proceeds totaled approximately $673.1 million, after the payment of transaction costs. In connection with the sale, the Company formed a joint venture with the buyer and will provide customary property management and leasing services to the joint venture. Times Square Tower is an approximately 1,246,000 net rentable square foot Class A office tower located in New York City. The transaction did not qualify as a sale of real estate for financial reporting purposes because the Company continues to control the joint venture and will therefore continue to account for the entity on a consolidated basis in its financial statements. The Company has accounted for the transaction as an equity transaction and has recognized noncontrolling interest in its consolidated balance sheets totaling approximately $243.5 million, which is equal to 45% of the carrying value of the total equity of the property immediately prior to the transaction. The difference between the net cash proceeds received and the noncontrolling interest recognized, which difference totals approximately $429.6 million, has not been reflected as a gain on sale of real estate in the Company’s consolidated statements of operations and has instead been reflected as an increase to Partners’ Capital in the Company’s consolidated balance sheets (See Notes 3).

The following table reflects the activity of the noncontrolling interests—property partnerships for the years ended December 31, 2013, 2012 and 2011 (in thousands):

Balance at December 31, 2010	$(614)
Net income	1,558
Distributions	(2,007)

Balance at December 31, 2011	(1,063)
Net income	1,989
Distributions	(2,890)

Balance at December 31, 2012	(1,964)
Fair value of capital recorded upon consolidation	480,861
Capital contributions	257,564
Net loss	(5,290)
Distributions	(5,039)

Balance at December 31, 2013	$726,132

12. Partners’ Capital

The following table presents the changes in the issued and outstanding partners’ capital units since January 1, 2011:

	General Partner Units	Limited Partner Units	Total Partners’ Capital Units
Outstanding at December 31, 2010	1,610,941	138,588,164	140,199,105
Units issued to Boston Properties, Inc. related to Common Stock issued under the Employee Stock Purchase Plan	42	6,314	6,356
Units issued to Boston Properties, Inc. related to Common Stock issued under the Stock Option and Incentive Plan, net	2,112	320,499	322,611
Units issued to Boston Properties, Inc. related to Common Stock issued in exchange for OP Units	19,112	2,900,211	2,919,323
Units issued to Boston Properties, Inc. related to Common Stock issued under the “at the market” (ATM) stock offering programs	30,508	4,629,708	4,660,216

Outstanding at December 31, 2011	1,662,715	146,444,896	148,107,611
Units issued to Boston Properties, Inc. related to Common Stock issued under the Employee Stock Purchase Plan	57	7,349	7,406
Units issued to Boston Properties, Inc. related to Common Stock issued under the Stock Option and Incentive Plan, net	216	27,816	28,032
Units issued to Boston Properties, Inc. related to Common Stock issued in exchange for OP Units	8,541	1,102,119	1,110,660
Units issued to Boston Properties, Inc. related to Common Stock issued under the “at the market” (ATM) stock offering programs	18,051	2,329,449	2,347,500

Outstanding at December 31, 2012	1,689,580	149,911,629	151,601,209
Units issued to Boston Properties, Inc. related to Common Stock issued under the Employee Stock Purchase Plan	50	6,392	6,442
Units issued to Boston Properties, Inc. related to Common Stock issued under the Stock Option and Incentive Plan, net	207	26,686	26,893
Units issued to Boston Properties, Inc. related to Common Stock issued in exchange for OP Units	7,158	922,283	929,441
Units issued to Boston Properties, Inc. related to Common Stock issued in connection with the exchange of Exchangeable Senior Notes	3,227	415,889	419,116

Outstanding at December 31, 2013	1,700,222	151,282,879	152,983,101

As of December 31, 2013, Boston Properties, Inc. owned 1,700,222 general partnership units and 151,282,879 limited partnership units.

On January 29, 2013, the Company paid a distribution in the amount of $0.65 per OP Unit to unitholders of record as of the close of business on December 31, 2012. On April 30, 2013, the Company paid a distribution in the amount of $0.65 per OP Unit to unitholders of record as of the close of business on March 29, 2013. On July 31, 2013, the Company paid a distribution in the amount of $0.65 per OP Unit to unitholders of record as of the close of business on June 28, 2013. On October 31, 2013, the Company paid a distribution in the amount of $0.65 per OP Unit to unitholders of record as of the close of business on September 30, 2013.

On November 27, 2013, Boston Properties, Inc.’s Board of Directors declared a special cash distribution of $2.25 per OP Unit payable on January 29, 2014 to unitholders of record as of the close of business on December 31, 2013. The special cash distribution was in addition to the regular quarterly distribution of $0.65 per OP Unit declared by Boston Properties, Inc.’s Board of Directors and payable on January 29, 2014 to unitholders of record as of the close of business on December 31, 2013.

On March 27, 2013, Boston Properties, Inc. completed an underwritten public offering of 80,000 shares (8,000,000 depositary shares each representing 1/100th of a share) of its newly designated 5.25% Series B Cumulative Redeemable Preferred Stock, at a price of $2,500.00 per share ($25.00 per depositary share). The net proceeds from this offering were approximately $193.6 million, after deducting the underwriting discount and transaction expenses. Boston Properties, Inc. contributed the net proceeds to the Company in exchange for 80,000 Series B Preferred Units having terms and preferences generally mirroring those of the Series B Preferred Stock. Boston Properties, Inc. will pay cumulative cash dividends on the Series B Preferred Stock at a rate of 5.25% per annum of the $2,500.00 liquidation preference per share. Boston Properties, Inc. may not redeem the Series B Preferred Stock prior to March 27, 2018, except in certain circumstances relating to the preservation of Boston Properties, Inc.’s REIT status. On or after March 27, 2018, Boston Properties, Inc., at its option, may redeem the Series B Preferred Stock for a cash redemption price of $2,500.00 per share ($25.00 per depositary share), plus all accrued and unpaid dividends. The Series B Preferred Stock is not redeemable by the holders, has no maturity date and is not convertible into any other security of Boston Properties, Inc., the Company or its affiliates.

On May 15, 2013, the Company paid a distribution on its outstanding Series B Preferred Units of $32.8125 per unit. On August 15, 2013, the Company paid a distribution on its outstanding Series B Preferred Units of $32.8125 per unit. On November 15, 2013, the Company paid a distribution on its outstanding Series B Preferred Units of $32.8125 per unit. On November 27, 2013, Boston Properties, Inc.’s Board of Directors declared a distribution of $32.8125 per unit of Series B Preferred Units payable on February 18, 2014 to shareholders of record as of the close of business on February 7, 2014.

The following table reflects the activity of the Series B Preferred Units for the year ended December 31, 2013 (in thousands), which activity is included within the Company’s Consolidated Statements of Partners’ Capital:

Balance at December 31, 2012	$—
Issuance of Series B Preferred Units	193,623
Net income	8,057
Distributions	(8,057)

Balance at December 31, 2013	$193,623

During the year ended December 31, 2013, Boston Properties, Inc. issued 419,116 shares of Common Stock in connection with the exchange by holders of the Company’s 3.75% Exchangeable Senior Notes due 2036 (See Note 8). The Company issued 419,116 OP Units to Boston Properties, Inc.

As of December 31, 2013, approximately $305.3 million remained available for issuance under Boston Properties, Inc.’s $600 million “at the market” stock offering program. No shares were issued under the “at the market” stock offering program during the year ended December 31, 2013.

During the year ended December 31, 2013, the Company did not issue any OP Units to Boston Properties, Inc. in connection with the exercise by employees of options to purchase Common Stock of Boston Properties, Inc. During the year ended December 31, 2012, the Company issued 22,823 OP Units to Boston Properties, Inc. in connection with the exercise by certain employees of options to purchase Common Stock of Boston Properties, Inc.

During the year ended December 31, 2013 and 2012, Boston Properties, Inc. acquired 929,441 and 1,110,660 OP Units, respectively, in connection with the redemption of an equal number of redeemable OP Units from third parties.

13. Future Minimum Rents

The properties are leased to tenants under net operating leases with initial term expiration dates ranging from 2014 to 2048. The future contractual minimum lease payments to be received (excluding operating expense reimbursements) by the Company as of December 31, 2013, under non-cancelable operating leases which expire on various dates through 2048, are as follows:

Years Ending December 31,	(in thousands)
2014	$1,716,754
2015	1,706,282
2016	1,660,890
2017	1,510,645
2018	1,342,157
Thereafter	6,674,466

No single tenant represented more than 10.0% of the Company’s total rental revenue for the years ended December 31, 2013, 2012 and 2011.

14. Segment Information

The Company’s segments are based on the Company’s method of internal reporting, which classifies its operations by both geographic area and property type. Beginning on January 1, 2014, the properties that were historically part of the Princeton region have been reflected as the suburban component of the New York region. The operations for the Princeton region, including the reclassification between Rental Operating Expenses and General and Administrative Expenses for the years ended December 31, 2013, 2012 and 2011 as detailed below, have been included in the New York region. Accordingly, amounts reflected below for the New York region have been adjusted to reflect the Company’s retrospective inclusion of the Princeton region in the New York region. The Company’s segments by geographic area are Boston, New York, San Francisco and Washington, DC. Segments by property type include: Class A Office, Office/Technical, Residential and Hotel.

Asset information by segment is not reported because the Company does not use this measure to assess performance. Therefore, depreciation and amortization expense is not allocated among segments. Interest and other income, development and management services, general and administrative expenses, transaction costs, interest expense, depreciation and amortization expense, gains (losses) from investments in securities, gains (losses) from early extinguishments of debt, income from unconsolidated joint ventures, gains on consolidation of joint ventures, impairment loss, discontinued operations and noncontrolling interests are not included in Net Operating Income as internal reporting addresses these items on a corporate level.

Net Operating Income is not a measure of operating results or cash flows from operating activities as measured by accounting principles generally accepted in the United States of America, and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. All companies may not calculate Net Operating Income in the same manner. The Company considers Net Operating Income to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core operations of the Company’s properties.

We have modified the presentation of expenses to operate our San Francisco and Princeton regional offices to reflect the growing activity in our San Francisco region and to have a consistent presentation across our company. For San Francisco these expenses, which totaled approximately $6.7 million, $6.1 million and $6.0 million for the years ended December 31, 2013, 2012 and 2011, respectively, and for Princeton these expenses were approximately $1.4 million, $1.6 million and $1.5 million for the years ended December 31, 2013, 2012 and 2011, respectively, were previously included in Rental Operating Expenses and are now included in General and Administrative Expenses for all periods presented.

On May 31, 2013, the Company’s two joint venture partners in 767 Venture, LLC (the entity that owns 767 Fifth Avenue (the General Motors Building) located in New York City) transferred all of their interests in the joint venture to third parties (See Note 3). Effective as of May 31, 2013, the Company accounts for the assets, liabilities and operations of 767 Venture, LLC on a consolidated basis in its financial statements instead of under the equity method of accounting. Upon consolidation, the operations for this building are included in the New York region.

Information by geographic area and property type (dollars in thousands):

For the year ended December 31, 2013:

	Boston	New York	San Francisco	Washington, DC	Total
Rental Revenue:
Class A Office	$665,991	$725,566	$214,755	$381,359	$1,987,671
Office/Technical	22,617	—	17,259	15,649	55,525
Residential	4,395	—	—	17,923	22,318
Hotel	40,330	—	—	—	40,330

Total	733,333	725,566	232,014	414,931	2,105,844

% of Grand Totals	34.82%	34.46%	11.02%	19.70%	100.00%
Rental Expenses:
Class A Office	259,997	251,640	77,905	126,507	716,049
Office/Technical	6,879	—	3,708	4,190	14,777
Residential	1,823	—	—	10,307	12,130
Hotel	28,447	—	—	—	28,447

Total	297,146	251,640	81,613	141,004	771,403

% of Grand Totals	38.52%	32.62%	10.58%	18.28%	100.00%

Net operating income	$436,187	$473,926	$150,401	$273,927	$1,334,441

% of Grand Totals	32.69%	35.51%	11.27%	20.53%	100.00%

For the year ended December 31, 2012:

	Boston	New York	San Francisco	Washington, DC	Total
Rental Revenue:
Class A Office	$617,652	$543,194	$208,177	$346,402	$1,715,425
Office/Technical	22,460	—	494	16,264	39,218
Residential	3,936	—	—	16,632	20,568
Hotel	37,915	—	—	—	37,915

Total	681,963	543,194	208,671	379,298	1,813,126

% of Grand Totals	37.61%	29.96%	11.51%	20.92%	100.00%
Rental Expenses:
Class A Office	242,904	187,987	75,542	111,049	617,482
Office/Technical	6,499	—	149	3,966	10,614
Residential	1,675	—	—	9,317	10,992
Hotel	28,120	—	—	—	28,120

Total	279,198	187,987	75,691	124,332	667,208

% of Grand Totals	41.85%	28.18%	11.34%	18.63%	100.00%

Net operating income	$402,765	$355,207	$132,980	$254,966	$1,145,918

% of Grand Totals	35.15%	31.00%	11.60%	22.25%	100.00%

For the year ended December 31, 2011:

	Boston	New York	San Francisco	Washington, DC	Total
Rental Revenue:
Class A Office	$537,743	$521,439	$207,003	$340,470	$1,606,655
Office/Technical	25,349	—	—	16,236	41,585
Residential	985	—	—	5,632	6,617
Hotel	34,529	—	—	—	34,529

Total	598,606	521,439	207,003	362,338	1,689,386

% of Grand Totals	35.43%	30.87%	12.25%	21.45%	100.00%
Rental Expenses:
Class A Office	206,469	181,269	72,122	95,804	555,664
Office/Technical	7,245	—	—	4,280	11,525
Residential	521	—	—	4,958	5,479
Hotel	26,128	—	—	—	26,128

Total	240,363	181,269	72,122	105,042	598,796

% of Grand Totals	40.14%	30.27%	12.05%	17.54%	100.00%

Net operating income	$358,243	$340,170	$134,881	$257,296	$1,090,590

% of Grand Totals	32.85%	31.19%	12.37%	23.59%	100.00%

The following is a reconciliation of Net Operating Income to net income attributable to Boston Properties Limited Partnership:

	Year ended December 31,
	2013	2012	2011
Net Operating Income	$1,334,441	$1,145,918	$1,090,590
Add:
Development and management services income	29,695	34,060	33,406
Income from unconsolidated joint ventures	75,074	49,078	85,896
Gains on consolidation of joint ventures	385,991	—	—
Interest and other income	8,310	10,091	5,358
Gains (losses) from investments in securities	2,911	1,389	(443)
Gains (losses) from early extinguishments of debt	122	(4,453)	(1,494)
Income from discontinued operations	8,022	9,806	10,876
Gains on sales of real estate from discontinued operations	115,459	38,445	—
Gain on forgiveness of debt from discontinued operations	20,736	—	—
Less:
General and administrative expense	115,329	90,129	87,101
Transaction costs	1,744	3,653	1,987
Depreciation and amortization expense	552,589	437,692	421,519
Interest expense	446,880	410,970	391,533
Impairment loss	4,401	—	—
Impairment loss from discontinued operations	2,852	—	—
Noncontrolling interest in property partnerships	1,347	3,792	1,558
Noncontrolling interest—redeemable preferred units	14,103	3,497	3,339

Net income attributable to Boston Properties Limited Partnership	$841,516	$334,601	$317,152

15. Earnings Per Common Unit

The following table provides a reconciliation of both the net income attributable to Boston Properties Limited Partnership and the number of common units used in the computation of basic earnings per common unit, which is calculated by dividing net income attributable to Boston Properties Limited Partnership by the weighted-average number of common units outstanding during the period. The terms of the Series Two Preferred Units enable the holders to obtain OP Units of the Company and as a result these are considered participating securities. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are also participating securities. As such, unvested restricted common stock of Boston Properties, Inc. and the Company’s LTIP Units, OPP Units and 2013 MYLTIP Units are considered participating securities. Participating securities are included in the computation of basic earnings per common unit using the two-class method. Participating securities are included in the computation of diluted earnings per common unit using the if-converted method if the impact is dilutive. Because the OPP Units and 2013 MYLTIP Units require Boston Properties, Inc. to outperform absolute and relative return thresholds, unless such thresholds have been met by the end of the applicable reporting period, the Company excludes such units from the diluted earnings per common unit calculation. Other potentially dilutive common units and the related impact on earnings are considered when calculating diluted earnings per common unit. Included in the number of units (the denominator) below are approximately 16,925,000, 17,649,000 and 18,793,000 redeemable common units for the years ended December 31, 2013, 2012 and 2011, respectively.

	For the Year Ended December 31, 2013
	Income (Numerator)	Units (Denominator)	Per Unit Amount
	(in thousands, except for per unit amounts)
Basic Earnings:
Income from continuing operations attributable to Boston Properties Limited Partnership	$700,151	169,126	$4.14
Discontinued operations attributable to Boston Properties Limited Partnership	141,365	—	0.84
Allocation of undistributed earnings to participating securities	(178)	—	(0.01)

Net income attributable to Boston Properties Limited Partnership	$841,338	169,126	$4.97
Effect of Dilutive Securities:
Stock Based Compensation and Exchangeable Senior Notes	—	320	—

Diluted Earnings:
Net income	$841,338	169,446	$4.97

	For the Year Ended December 31, 2012
	Income (Numerator)	Units (Denominator)	Per Unit Amount
	(in thousands, except for per unit amounts)
Basic Earnings:
Income from continuing operations attributable to Boston Properties Limited Partnership	$286,350	167,769	$1.70
Discontinued operations attributable to Boston Properties Limited Partnership	48,251	—	0.29

Net income attributable to Boston Properties Limited Partnership	$334,601	167,769	$1.99
Effect of Dilutive Securities:
Stock Based Compensation and Exchangeable Senior Notes	—	591	—

Diluted Earnings:
Net income attributable to Boston Properties Limited Partnership	$334,601	168,360	$1.99

	For the Year Ended December 31, 2011
	Income (Numerator)	Units (Denominator)	Per Unit Amount
	(in thousands, except for per unit amounts)
Basic Earnings:
Income from continuing operations attributable to Boston Properties Limited Partnership	$306,276	164,486	$1.86
Discontinued operations attributable to Boston Properties Limited Partnership	10,876	—	0.07

Net income attributable to Boston Properties Limited Partnership	$317,152	164,486	$1.93
Effect of Dilutive Securities:
Stock Based Compensation and Exchangeable Senior Notes	—	525	(0.01)

Diluted Earnings:
Net income attributable to Boston Properties Limited Partnership	$317,152	165,011	$1.92

16. Employee Benefit Plans

Effective January 1, 1985, the predecessor of the Company adopted a 401(k) Savings Plan (the “Plan”) for its employees. Under the Plan, as amended, employees, as defined, are eligible to participate in the Plan after they have completed three months of service. Upon formation, the Company adopted the Plan and the terms of the Plan.

Effective January 1, 2000, the Company amended the Plan by increasing the Company’s matching contribution to 200% of the first 3% from 200% of the first 2% of participant’s eligible earnings contributed (utilizing earnings that are not in excess of an amount established by the IRS ($255,000, $250,000 and $245,000 in 2013, 2012 and 2011, respectively), indexed for inflation) and by eliminating the vesting requirement. The Company’s aggregate matching contribution for the years ended December 31, 2013, 2012 and 2011 was $3.4 million, $3.2 million and $3.1 million, respectively.

Effective January 1, 2001, the Company amended the Plan to provide a supplemental retirement contribution to certain employees who have at least ten years of service on January 1, 2001, and who are 40 years of age or older as of January 1, 2001. The maximum supplemental retirement contribution will not exceed the annual limit on contributions established by the IRS. The Company will record an annual supplemental retirement credit for the benefit of each participant. The Company’s supplemental retirement contribution and credit for the years ended December 31, 2013, 2012 and 2011 was $60,000, $78,000 and $62,000, respectively.

The Company also maintains a deferred compensation plan that is designed to allow officers of the Company to defer a portion of their current income on a pre-tax basis and receive a tax-deferred return on these deferrals. The Company’s obligation under the plan is that of an unsecured promise to pay the deferred compensation to the plan participants in the future. At December 31, 2013 and 2012, the Company had maintained approximately $16.6 million and $12.2 million, respectively, in a separate account, which is not restricted as to its use. The Company’s liability under the plan is equal to the total amount of compensation deferred by the plan participants and earnings on the deferred compensation pursuant to investments elected by the plan participants. The Company’s liability as of December 31, 2013 and 2012 was $16.6 million and $12.2 million, respectively, which are included in the accompanying Consolidated Balance Sheets.

17. Stock Option and Incentive Plan

At Boston Properties, Inc.’s 2012 annual meeting of stockholders held on May 15, 2012, the stockholders of Boston Properties, Inc. approved the Boston Properties, Inc. 2012 Stock Option and Incentive Plan (the “2012 Plan”). The 2012 Plan replaced the 1997 Stock Option and Incentive Plan (the “1997 Plan”). The material terms of the 2012 Plan include, among other things: (1) the maximum number of shares of common stock reserved and available for issuance under the 2012 Plan is the sum of (i) 13,000,000 newly authorized shares, plus (ii) the number of shares available for grant under the 1997 Stock Plan immediately prior to the effective date of the 2012 Plan, plus (iii) any shares underlying grants under the 1997 Plan that are forfeited, cancelled or terminated (other than by exercise) in the future; (2) “full-value” awards (i.e., awards other than stock options) are multiplied by a 2.32 conversion ratio to calculate the number of shares available under the 2012 Plan that are used for each full-value award, as opposed to a 1.0 conversion ratio for each stock option awarded under the 2012 Plan; (3) shares tendered or held back for taxes will not be added back to the reserved pool under the 2012 Plan; (4) stock options may not be re-priced without stockholder approval; and (5) the term of the 2012 Plan is for ten years from the date of stockholder approval.

On January 28, 2013, Boston Properties, Inc.’s Compensation Committee approved multi-year long-term incentive program (MYLTIP) awards under Boston Properties, Inc.’s 2012 Plan to officers and employees of Boston Properties, Inc. MYLTIP awards utilize total return to shareholders (“TRS”) over a three-year measurement period, on an annualized, compounded basis, as the performance metric. Earned awards will be based on Boston Properties, Inc.’s TRS relative to (i) the Cohen & Steers Realty Majors Portfolio Index (50% weight) and (ii) the NAREIT Office Index adjusted to exclude Boston Properties, Inc. (50% weight). Earned awards will range from zero to a maximum of approximately $30.7 million depending on Boston Properties, Inc.’s TRS relative to the two indices, with four tiers (threshold: approximately $5.1 million; target: approximately $10.2 million; high: approximately $20.5 million; exceptional: approximately $30.7 million) and linear interpolation between tiers. Earned awards measured on the basis of relative TRS performance are subject to an absolute TRS component in the form of relatively simple modifiers that (A) reduce the level of earned awards in the event Boston Properties, Inc.’s annualized TRS is less than 2% and (B) cause some awards to be earned in the event Boston Properties, Inc.’s annualized TRS is more than 10% even though on a relative basis alone Boston Properties, Inc.’s TRS would not result in any earned awards.

Earned awards (if any) will vest 25% on February 4, 2016, 25% on February 4, 2017 and 50% on February 4, 2018, based on continued employment. Vesting will be accelerated in the event of a change in control, termination of employment by Boston Properties, Inc. without cause, termination of employment by the award recipient for good reason, death, disability or retirement. If there is a change of control prior to February 4, 2016, earned awards will be calculated based on TRS performance up to the date of the change of control. MYLTIP awards are in the form of LTIP Units issued on the grant date which (i) are subject to forfeiture to the extent awards are not earned and (ii) prior to the performance measurement date are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common partnership units.

On March 11, 2013, Boston Properties, Inc. announced that Owen D. Thomas would succeed Mortimer B. Zuckerman as Boston Properties, Inc.’s Chief Executive Officer, effective April 2, 2013. On April 2, 2013, the Company issued 24,231 LTIP units, 38,926 2013 MYLTIP Units and 50,847 non-qualified stock options under the 2012 Plan to Mr. Thomas, pursuant to his employment agreement. Mr. Zuckerman will continue to serve as Executive Chairman for a transition period and thereafter is expected to continue to serve as the Non-Executive Chairman of the Board of Boston Properties, Inc. In connection with succession planning, Boston Properties, Inc. and Mr. Zuckerman entered into a Transition Benefits Agreement. If Mr. Zuckerman remains employed by Boston Properties, Inc. through July 1, 2014, he will be entitled to receive on January 1, 2015 a lump sum cash payment of $6.7 million and an equity award with a targeted value of approximately $11.1 million. The cash payment and equity award vest one-third on each of March 10, 2013, October 1, 2013 and July 1, 2014, subject to acceleration in certain circumstances. As a result, Boston Properties, Inc. recognized approximately $13.8 million of compensation expense during the year ended December 31, 2013. In addition, the agreement provides that if Mr. Zuckerman terminates his employment with Boston Properties, Inc. for any reason, voluntarily or involuntarily, he will become fully vested in any outstanding equity awards with time-based vesting. As a result, during the year ended December 31, 2013, Boston Properties, Inc. accelerated the remaining approximately $12.9 million of stock-based compensation expense associated with Mr. Zuckerman’s unvested long-term equity awards.

Under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718 “Compensation-Stock Compensation” the MYLTIP awards granted to employees in February 2013 and granted to Mr. Thomas in April 2013 have an aggregate value of approximately $9.2 million, which amount will generally be amortized into earnings over the five-year plan period under the graded vesting method.

Boston Properties, Inc. issued 36,730, 20,756 and 19,030 shares of restricted common stock and 184,733, 174,650 and 190,067 LTIP Units to employees and non-employee directors under the 1997 Plan and 2012 Plan during the years ended December 31, 2013, 2012 and 2011. Boston Properties, Inc. issued 252,220, 186,007 and 146,844 non-qualified stock options under the 1997 Plan during the years ended December 31, 2013, 2012 and 2011. The amounts issued during 2013 include the amounts issued to Mr. Thomas pursuant to his employment agreement, as discussed above. Boston Properties, Inc. issued 400,000 2011 OPP Units to employees under the 1997 Plan during the year ended December 31, 2011. Boston Properties, Inc. issued 400,000 2012 OPP Units to employees under the 1997 Plan during the year ended December 31, 2012. Boston Properties, Inc. issued 318,926 2013 MYLTIP Units to employees under the 2012 Plan during the year ended December 31, 2013, including the amounts issued to Mr. Thomas pursuant to his employment agreement, as discussed above. Employees and directors paid $0.01 per share of restricted common stock and $0.25 per LTIP Unit, OPP Unit and 2013 MYLTIP Unit. An LTIP Unit is generally the economic equivalent of a share of restricted stock in Boston Properties, Inc. The aggregate value of the LTIP Units is included in noncontrolling interests in the Consolidated Balance Sheets. Grants of restricted stock and LTIP Units to employees vest in four equal annual installments. Restricted stock is measured at fair value on the date of grant based on the number of shares granted, as adjusted for forfeitures, and the closing price of Boston Properties, Inc.’s Common Stock on the date of grant as quoted on the New York Stock Exchange. Such value is recognized as an expense ratably over the corresponding employee service period. Non-qualified stock options, which are valued using the Black-Scholes option-pricing model, are recognized as an expense ratably over the corresponding employee service period. As the 2011 OPP Awards, 2012 OPP Awards and 2013 MYLTIP Awards are subject to both a service condition and a market condition, the Company recognizes the compensation expense related to the 2011 OPP Awards, 2012 OPP Awards and 2013 MYLTIP Awards under the graded vesting attribution method. Under the graded vesting attribution method, each portion of the award that vests at a different date is accounted for as a separate award and recognized over the period appropriate to that portion so that the compensation cost for each portion should be recognized in full by the time that portion vests. Dividends paid on both vested and unvested shares of restricted stock are charged directly to Partners’ Capital in the Consolidated Balance Sheets. Aggregate stock-based compensation expense associated with restricted stock, non-qualified stock options, LTIP Units, 2011 OPP Units, 2012 OPP Units and 2013 MYLTIP Units was approximately $43.9 million, $28.3 million and $28.3 million for the years ended December 31, 2013, 2012 and 2011, respectively. For the year ended December 31, 2013, stock-based compensation expense includes approximately $21.5 million consisting of the acceleration of the expense of Boston Properties, Inc.’s Executive Chairman’s stock-based compensation awards and the stock-based compensation awards associated with his transition benefits agreement related to Boston Properties, Inc.’s succession planning. For the year ended December 31, 2012, stock-based compensation expense includes approximately $2.7 million consisting of the acceleration of vesting of Boston Properties, Inc.’s Chief Operating Officer’s stock-based compensation awards associated with his resignation. Upon the conclusion of the three-year measurement period in February 2011, the 2008 OPP Awards were not earned, the program was terminated and the Company accelerated the then remaining unrecognized compensation expense totaling approximately $4.3 million during the year ended December 31, 2011. At December 31, 2013, there was $17.6 million of unrecognized compensation expense related to unvested restricted stock and LTIP Units and $11.1 million of unrecognized compensation expense related to unvested 2011 OPP Units, 2012 OPP Units and 2013 MYLTIP Units that is expected to be recognized over a weighted-average period of approximately 2.7 years (See Note 20).

The shares of restricted stock were valued at approximately $3.9 million ($105.30 per share weighted-average), $2.2 million ($107.31 per share weighted-average) and $1.8 million ($93.40 per share weighted-average) for the years ended December 31, 2013, 2012 and 2011, respectively.

LTIP Units were valued using a Monte Carlo simulation method model in accordance with the provisions of ASC 718 “Compensation—Stock Compensation” (“ASC 718”). LTIP Units issued during the years ended December 31, 2013, 2012 and 2011 were valued at approximately $17.8 million, $17.3 million and $16.5 million, respectively. The weighted-average per unit fair value of LTIP Unit grants in 2013, 2012 and 2011 was $96.13, $98.83 and $86.74, respectively. The per unit fair value of each LTIP Unit granted in 2013, 2012 and 2011 was estimated on the date of grant using the following assumptions; an expected life of 5.7 years, 5.8 years and 5.8 years, a risk-free interest rate of 1.03%, 0.94% and 2.22% and an expected price volatility of 26.0%, 29.1% and 30.0%, respectively.

The non-qualified stock options granted during the years ended December 31, 2013, 2012 and 2011 had a weighted-average fair value on the date of grant of $18.46, $19.50 and $24.67 per option, respectively, which was computed using the Black-Scholes option-pricing model utilizing the following assumptions: an expected life of 6.0 years, 5.4 years and 6.0 years, a risk-free interest rate of 1.11%, 0.92% and 2.37%, an expected price volatility of 26.0%, 28.4% and 35.0% and an expected dividend yield of 3.0%, 2.9% and 3.0%, respectively. The exercise price of the options granted during the years ended December 31, 2013, 2012 and 2011 where $105.10, $107.23 and $92.71, respectively, which was the closing price of Boston Properties, Inc.’s common stock on the date of grant.

A summary of the status of Boston Properties, Inc.’s stock options as of December 31, 2013, 2012 and 2011 and changes during the years then ended are presented below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2010	324,938	$32.65
Granted	146,844	$92.71
Exercised	(316,159)	$32.63
Canceled	—	$—

Outstanding at December 31, 2011	155,623	$89.35
Granted	186,007	$107.23
Exercised	(22,823)	$72.42
Canceled	(24,280)	$100.15

Outstanding at December 31, 2012	294,527	$101.06
Granted	252,220	$104.50
Exercised	—	$—
Canceled	—	$—
Special dividend adjustment	12,076	$100.44

Outstanding at December 31, 2013	558,823	$100.43

The following table summarizes information about stock options outstanding at December 31, 2013:

Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding at 12/31/13	Remaining Contractual Life	Exercise Price	Number Exercisable at 12/31/13	Exercise Price
$90.71	131,837	7.1 years	$90.71	80,240	$90.71
$99.94	51,971	9.3 years	$99.94	—	$—
$102.83	205,821	9.1 years	$102.83	48,026	$102.83
$105.25	169,194	8.1 years	$105.25	71,602	$105.25

The total intrinsic value of the outstanding and exercisable stock options as of December 31, 2013 was approximately $0.8 million. In addition, the Company had 91,496 and 13,633 options exercisable at a weighted-average exercise price of $98.92 and $54.32 at December 31, 2012 and 2011, respectively.

Boston Properties, Inc. adopted the 1999 Non-Qualified Employee Stock Purchase Plan (the “Stock Purchase Plan”) to encourage the ownership of Common Stock by eligible employees. The Stock Purchase Plan became effective on January 1, 1999 with an aggregate maximum of 250,000 shares of Common Stock available for issuance. The Stock Purchase Plan provides for eligible employees to purchase on the business day immediately following the end of the biannual purchase periods (i.e., January 1-June 30 and July 1-December 31) shares of Common Stock at a purchase price equal to 85% of the average closing prices of the Common Stock during the last ten business days of the purchase period. Boston Properties, Inc. issued 6,442, 7,406 and 6,356 shares with the weighted average purchase price equal to $89.65 per share, $86.52 per share and $80.13 per share under the Stock Purchase Plan during the years ended December 31, 2013, 2012 and 2011, respectively.

18. Related Party Transactions

Prior to joining the Company effective January 2, 2014, Mr. John F. Powers provided commercial real estate brokerage services to the Company, on behalf of his prior employer, CBRE, in connection with certain leasing transactions. Mr. Powers received approximately $592,000 during the year ended December 31, 2013 in connection with these transactions. Mr. John F. Powers is a Senior Vice President of Boston Properties, Inc. and the Regional Manager of its New York office.

A firm controlled by Mr. Raymond A. Ritchey’s brother was paid aggregate leasing commissions of approximately $868,000, $1,306,000 and $671,000 for the years ended December 31, 2013, 2012 and 2011, respectively, related to certain exclusive leasing arrangements for certain Northern Virginia properties. Mr. Ritchey is an Executive Vice President of Boston Properties, Inc.

On June 30, 1998, the Company acquired from entities controlled by Mr. Alan B. Landis, a former director, a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). In connection with the acquisition of the Carnegie Center Portfolio, the Company entered into a development agreement (the “Development Agreement”) with affiliates of Mr. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. An affiliate of Mr. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, the Company and Mr. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company. In addition, in connection with the acquisition of the Carnegie Center Portfolio, Mr. Landis became a director of Boston Properties, Inc. pursuant to an Agreement Regarding Directorship, dated as of June 30, 1998, with Boston Properties, Inc. (the “Directorship Agreement”). Under the Directorship Agreement, Boston Properties, Inc. agreed to nominate Mr. Landis for re-election as a director at each annual meeting of stockholders of Boston Properties, Inc. in a year in which his term expires, provided that specified conditions are met.

On October 21, 2004, the Company entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Company and affiliates of Mr. Landis amended the Development Agreement to limit the rights of Mr. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. Landis agreed that (1) Mr. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Company to provide development services under the Development Agreement, (2) Mr. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Company under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, the Company (together with Boston Properties, Inc.) agreed to:

•	effective as of June 30, 1998, pay Mr. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•	pay an affiliate of Mr. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Company also continues to be obligated to pay an affiliate of Mr. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Company elects to acquire a land parcel, an affiliate of Mr. Landis will remain responsible for all carrying costs associated with such land parcel. On July 24, 2007, the Company acquired from Mr. Landis 701 Carnegie Center, a land parcel located in Princeton, New Jersey for a purchase price of approximately $3.1 million.

In addition, in connection with entering into the 2004 Agreement, Mr. Landis resigned as a director of Boston Properties, Inc. effective as of May 11, 2005 and agreed that Boston Properties, Inc. had no future obligation to nominate Mr. Landis as a director of Boston Properties, Inc. under the Directorship Agreement or otherwise. Mr. Landis did not resign because of a disagreement with Boston Properties, Inc. on any matter relating to its operations, policies or practices. Mitchell S. Landis, the Senior Vice President and Regional Manager of the Company’s Princeton, New Jersey region, is the brother of Alan B. Landis.

In accordance with Boston Properties, Inc.’s 2012 Plan, and as approved by the Board of Directors of Boston Properties, Inc., six non-employee directors made an election to receive deferred stock units in lieu of cash fees for 2013. The deferred stock units will be settled in shares of common stock upon the cessation of such director’s service on the Board of Directors of Boston Properties, Inc. As a result of these elections, the aggregate cash fees otherwise payable to a non-employee director during a fiscal quarter are converted into a number of deferred stock units equal to the aggregate cash fees divided by the last reported sales price of a share of Boston Properties, Inc.’s common stock on the last trading of the applicable fiscal quarter. The deferred stock units are also credited with dividend equivalents as dividends are paid by Boston Properties, Inc. At December 31, 2013 and 2012, Boston Properties, Inc. had outstanding 83,995 and 76,682 deferred stock units, respectively.

19. Selected Interim Financial Information (unaudited)

The tables below reflect the Company’s selected quarterly information for the years ended December 31, 2013 and 2012. Total revenue and income from continuing operations amounts have been reclassified for properties qualifying for discontinued operations presentation (See Note 3).

	2013 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except for per unit amounts)
Total revenue	$477,826	$510,033	$571,481	$576,199
Income from continuing operations	$44,445	$505,396	$84,348	$81,412
Net income attributable to Boston Properties Limited Partnership	$60,923	$505,189	$174,140	$101,264
Income attributable to Boston Properties Limited Partnership per unit—basic	$0.36	$2.97	$1.03	$0.60
Income attributable to Boston Properties Limited Partnership per unit—diluted	$0.36	$2.96	$1.02	$0.60

	2012 Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in thousands, except for per unit amounts)
Total revenue	$438,722	$466,197	$464,220	$478,047
Income from continuing operations	$55,133	$96,836	$65,375	$76,295
Net income attributable to Boston Properties Limited Partnership	$56,542	$136,561	$66,234	$75,264
Income attributable to Boston Properties Limited Partnership per unit—basic	$0.34	$0.81	$0.39	$0.45
Income attributable to Boston Properties Limited Partnership per unit—diluted	$0.34	$0.81	$0.39	$0.45

20. Subsequent Events

On January 27, 2014, Boston Properties, Inc.’s Compensation Committee approved the 2014 multi-year, long-term incentive program (the “2014 MYLTIP”) awards under Boston Properties, Inc.’s 2012 Plan to certain officers and employees of Boston Properties, Inc. The 2014 MYLTIP awards utilize TRS over a three-year measurement period, on an annualized, compounded basis, as the performance metric. Earned awards will be based on Boston Properties, Inc.’s TRS relative to (i) the Cohen & Steers Realty Majors Portfolio Index (50% weight) and (ii) the NAREIT Office Index adjusted to exclude Boston Properties, Inc. (50% weight). Earned awards will range from zero to a maximum of approximately $40.2 million depending on the Boston Properties, Inc.’s TRS relative to the two indices, with four tiers (threshold: approximately $6.7 million; target: approximately $13.4 million; high: approximately $26.8 million; exceptional: approximately $40.2 million) and linear interpolation between tiers. Earned awards measured on the basis of relative TRS performance are subject to an absolute TRS component in the form of relatively simple modifiers that (A) reduce the level of earned awards in the event Boston Properties, Inc.’s annualized TRS is less than 0% and (B) cause some awards to be earned in the event Boston Properties, Inc.’s annualized TRS is more than 12% even though on a relative basis alone Boston Properties, Inc.’s TRS would not result in any earned awards.

Earned awards (if any) will vest 50% on February 3, 2017 and 50% on February 3, 2018, based on continued employment. Vesting will be accelerated in the event of a change in control, termination of employment by Boston Properties, Inc. without cause, termination of employment by the award recipient for good reason, death, disability or retirement. If there is a change of control prior to February 3, 2017, earned awards will be calculated based on TRS performance up to the date of the change of control. The 2014 MYLTIP awards are in the form of LTIP Units issued on the grant date which (i) are subject to forfeiture to the extent awards are not earned and (ii) prior to the performance measurement date are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common partnership units.

Under the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 718 “Compensation-Stock Compensation” the 2014 MYLTIP awards have an aggregate value of approximately $13.1 million, which amount will generally be amortized into earnings over the four-year plan period under the graded vesting method.

On January 31, 2014, Boston Properties, Inc. issued 21,455 shares of restricted common stock and the Company issued 109,718 LTIP units under the 2012 Plan to certain employees of Boston Properties, Inc.

On January 31, 2014, the measurement period for the Company’s 2011 OPP Awards expired and Boston Properties, Inc.’s TRS performance was not sufficient for employees to earn and therefore become eligible to vest in any of the 2011 OPP Awards. As a result, the Company accelerated the then remaining unrecognized compensation expense totaling approximately $1.2 million. Accordingly, all 2011 OPP Awards were automatically forfeited and the Company repaid employees an amount equal to $0.25 (which is equal to what they paid upon acceptance of the award) multiplied by the number of 2011 OPP Awards they received.

On February 10, 2014, the Company completed and fully placed in-service The Avant at Reston Town Center development project comprised of 359 apartment units and retail space aggregating approximately 355,000 square feet located in Reston, Virginia.

On February 18, 2014, the Company repaid at maturity the $747.5 million aggregate principal amount outstanding of its 3.625% Exchangeable Senior Notes due 2014 plus accrued and unpaid interest thereon.

Item 15. Exhibits and Financial Statement Schedules

(a) Financial Statement Schedule

Boston Properties Limited Partnership

Schedule 3—Real Estate and Accumulated Depreciation

December 31, 2013

(dollars in thousands)

				Original		Costs Capitalized Subsequent to	Land and	Building and	Land Held for	Development and Construction		Accumulated	Year(s) Built/	Depreciable Lives
Property Name	Type	Location	Encumbrances	Land	Building	Acquisition	Improvements	Improvements	Development	in Progress	Total	Depreciation	Renovated	(Years)
767 Fifth Avenue (The General Motors Building)	Office	New York, NY	1,463,143	$1,796,252	$1,532,654	$4,481	$1,796,252	$1,537,135	$—	$—	3,333,387	$28,901	1968	(1)
Embarcadero Center	Office	San Francisco, CA	360,133	179,697	847,410	251,913	180,420	1,098,600	—	—	1,279,020	462,898	1970/1989	(1)
Prudential Center	Office	Boston, MA	—	92,077	734,594	294,125	92,328	1,012,537	15,931	—	1,120,796	389,841	1965/1993/2002	(1)
399 Park Avenue	Office	New York, NY	—	339,200	700,358	47,996	339,200	748,354	—	—	1,087,554	210,957	1961	(1)
The John Hancock Tower and Garage	Office	Boston, MA	652,933	219,543	667,884	57,420	219,616	724,812	419	—	944,847	78,366	1976	(1)
601 Lexington Avenue	Office	New York, NY	722,253	241,600	494,782	175,736	279,281	632,837	—	—	912,118	199,519	1977/1997	(1)
Times Square Tower	Office	New York, NY	—	165,413	380,438	47,167	159,694	433,324	—	—	593,018	132,227	2004	(1)
100 Federal Street	Office	Boston, MA	—	131,067	435,954	6,020	131,067	441,760	214	—	573,041	29,060	1971-1975	(1)
Carnegie Center	Office	Princeton, NJ	—	105,107	377,259	49,548	98,733	430,830	2,206	145	531,914	166,983	1983-1999	(1)
Atlantic Wharf	Office	Boston, MA	—	63,988	454,537	11,644	63,988	466,181	—	—	530,169	39,697	2011	(1)
Fountain Square	Office	Reston, VA	226,604	56,853	306,298	3,877	56,853	310,175	—	—	367,028	15,460	1986-1990	(1)
510 Madison Avenue	Office	New York, NY	—	103,000	253,665	6,309	103,000	259,974	—	—	362,974	15,901	2012	(1)
599 Lexington Avenue	Office	New York, NY	750,000	81,040	100,507	95,937	81,040	196,444	—	—	277,484	140,007	1986	(1)
South of Market and Democracy Tower	Office	Reston, VA	—	13,603	237,479	9,454	13,603	246,933	—	—	260,536	50,795	2008-2009	(1)
Bay Colony Corporate Center	Office	Waltham, MA	—	18,789	148,451	47,332	18,789	195,783	—	—	214,572	21,339	1985-1989	(1)
Gateway Center	Office	San Francisco, CA	—	28,255	139,245	44,941	29,029	183,412	—	—	212,441	79,502	1984/1986/2002	(1)
2200 Pennsylvania Avenue	Office	Washington, DC	—	—	183,541	3,767	—	187,308	—	—	187,308	18,185	2011	(1)
Mountain View Research Park	Office	Mountain View, CA	—	106,162	76,137	2,196	106,162	78,333	—	—	184,495	3,013	1977-1981/ 2007-2013	(1)
One and Two Patriots Park	Office	Reston, VA	—	18,429	126,315	28,699	20,777	152,666	—	—	173,443	6,084	1987/1988/ 2012/2013	(1)
3200 Zanker Road	Office	San Jose, CA	—	36,705	82,863	23,501	36,705	102,620	3,744	—	143,069	22,994	1988	(1)
Reservoir Place	Office	Waltham, MA	—	18,605	92,619	23,371	19,099	115,496	—	—	134,595	52,216	1955/1987	(1)
505 9th Street	Office	Washington, DC	121,360	38,885	83,719	5,409	42,011	86,002	—	—	128,013	20,328	2007	(1)
Kingstowne Towne Center	Office	Alexandria, VA	33,338	18,021	109,038	578	18,021	109,616	—	—	127,637	26,508	2003-2006	(1)
1333 New Hampshire Avenue	Office	Washington, DC	—	34,032	85,660	3,619	34,032	89,279	—	—	123,311	29,574	1996	(1)
1330 Connecticut Avenue	Office	Washington, DC	—	25,982	82,311	11,673	25,982	93,984	—	—	119,966	28,822	1984	(1)
Weston Corporate Center	Office	Weston, MA	—	25,753	92,312	(123)	25,854	92,088	—	—	117,942	10,921	2010	(1)
Capital Gallery	Office	Washington, DC	—	4,725	29,565	76,862	6,128	105,024	—	—	111,152	48,693	1981/2006	(1)
One Freedom Square	Office	Reston, VA	—	9,929	84,504	11,029	9,883	95,579	—	—	105,462	31,979	2000	(1)

One and Two Reston Overlook	Office	Reston, VA	—	16,456	66,192	22,217	16,456	88,409	—	—	104,865	30,481	1999	(1)
Five Cambridge Center	Office	Cambridge, MA	—	18,863	53,346	29,464	21,098	80,575	—	—	101,673	19,117	1981/1996	(1)
Seven Cambridge Center	Office	Cambridge, MA	—	3,457	97,136	210	3,457	97,346	—	—	100,803	47,101	2006	(1)
Two Freedom Square	Office	Reston, VA	—	13,930	77,739	7,604	13,866	85,407	—	—	99,273	36,361	2001	(1)
140 Kendrick Street	Office	Needham, MA	—	18,095	66,905	10,769	18,095	77,674	—	—	95,769	16,834	2000	(1)
Discovery Square	Office	Reston, VA	—	11,198	71,782	10,644	11,146	82,478	—	—	93,624	28,029	2001	(1)
Four Cambridge Center	Office	Cambridge, MA	—	19,104	52,078	11,693	20,741	62,134	—	—	82,875	10,739	1983/1998	(1)
77 CityPoint	Office	Waltham, MA	—	13,847	60,383	3,055	13,847	63,438	—	—	77,285	12,289	2008	(1)
Waltham Weston Corporate Center	Office	Waltham, MA	—	10,385	60,694	5,475	10,350	66,204	—	—	76,554	21,259	2003	(1)
North First Business Park	Office	San Jose, CA	—	58,402	13,069	3,987	23,371	16,198	35,889	—	75,458	10,208	1981	(1)
230 CityPoint	Office	Waltham, MA	—	13,189	49,823	11,485	13,189	61,308	—	—	74,497	17,363	1992	(1)
Seventeen Cambridge Center	Office	Cambridge, MA	—	18,080	51,262	—	18,080	51,262	—	—	69,342	1,080	2013	(1)
2440 West El Camino Real	Office	Mountain View, CA	—	16,741	51,285	502	16,741	51,787	—	—	68,528	4,390	1987/2003	(1)
Wisconsin Place	Office	Chevy Chase, MD	—	—	53,349	12,787	—	66,136	—	—	66,136	11,573	2009	(1)
Reston Corporate Center	Office	Reston, VA	—	9,135	50,857	2,735	9,496	53,231	—	—	62,727	20,642	1984	(1)
New Dominion Technology Park, Bldg. Two	Office	Herndon, VA	63,000	5,584	51,868	149	5,574	52,027	—	—	57,601	15,990	2004	(1)
Sumner Square	Office	Washington, DC	—	624	28,745	21,599	958	50,010	—	—	50,968	22,971	1985	(1)
New Dominion Technology Park, Bldg. One	Office	Herndon, VA	43,278	3,880	43,227	1,072	3,880	44,299	—	—	48,179	19,160	2001	(1)
191 Spring Street	Office	Lexington, MA	—	2,850	27,166	17,359	2,850	44,525	—	—	47,375	29,454	1971/1995	(1)
200 West Street	Office	Waltham, MA	—	16,148	24,983	5,907	16,148	30,890	—	—	47,038	14,432	1999	(1)
One Cambridge Center	Office	Cambridge, MA	—	134	25,110	18,952	134	44,062	—	—	44,196	24,666	1987	(1)
University Place	Office	Cambridge, MA	13,692	—	37,091	5,335	27	42,399	—	—	42,426	20,476	1985	(1)
2600 Tower Oaks Boulevard	Office	Rockville, MD	—	4,243	31,125	6,094	4,244	37,218	—	—	41,462	16,249	2001	(1)
Quorum Office Park	Office	Chelmsford, MA	—	3,750	32,454	3,974	4,762	35,416	—	—	40,178	12,493	2001	(1)
Three Patriots Park	Office	Reston, VA	—	3,594	32,977	1,353	3,594	34,330	—	—	37,924	12,217	2006	(1)
Mountain View Technology Park	Office	Mountain View, CA	—	20,359	13,640	182	20,359	13,822	—	—	34,181	761	1972	(1)
Eight Cambridge Center	Office	Cambridge, MA	—	850	25,042	6,502	822	31,572	—	—	32,394	10,835	1999	(1)
500 E Street	Office	Washington, DC	—	109	22,420	9,614	1,569	30,574	—	—	32,143	20,147	1987	(1)
Three Cambridge Center	Office	Cambridge, MA	—	174	12,200	7,987	772	19,589	—	—	20,361	9,651	1987	(1)
Ten Cambridge Center	Office	Cambridge, MA	—	1,299	12,943	4,011	1,868	16,385	—	—	18,253	11,019	1990	(1)
40 Shattuck Road	Office	Andover, MA	—	709	14,740	1,717	709	16,457	—	—	17,166	5,436	2001	(1)
201 Spring Street	Office	Lexington, MA	—	2,849	15,303	(1,253)	2,849	14,050	—	—	16,899	5,868	1997	(1)
Lexington Office Park	Office	Lexington, MA	—	998	1,426	12,998	1,073	14,349	—	—	15,422	10,453	1982	(1)
92-100 Hayden Avenue	Office	Lexington, MA	—	594	6,748	7,090	619	13,813	—	—	14,432	9,804	1985	(1)
33 Hayden Avenue	Office	Lexington, MA	—	266	3,234	9,646	266	12,880	—	—	13,146	7,390	1979	(1)
181 Spring Street	Office	Lexington, MA	—	1,066	9,520	1,573	1,066	11,093	—	—	12,159	3,950	1999	(1)
91 Hartwell Avenue	Office	Lexington, MA	—	784	6,464	4,357	784	10,821	—	—	11,605	7,439	1985	(1)
195 West Street	Office	Waltham, MA	—	1,611	6,652	3,186	1,611	9,838	—	—	11,449	6,036	1990	(1)
7501 Boston Boulevard, Building Seven	Office	Springfield, VA	—	665	9,273	39	665	9,312	—	—	9,977	3,819	1997	(1)

Eleven Cambridge Center	Office	Cambridge, MA	—	121	5,535	4,318	121	9,853	—	—	9,974	7,119	1984	(1)
7435 Boston Boulevard, Building One	Office	Springfield, VA	—	392	3,822	3,202	486	6,930	—	—	7,416	5,422	1982	(1)
7450 Boston Boulevard, Building Three	Office	Springfield, VA	—	1,165	4,681	1,501	1,327	6,020	—	—	7,347	2,852	1987	(1)
8000 Grainger Court, Building Five	Office	Springfield, VA	—	366	4,282	2,350	453	6,545	—	—	6,998	5,071	1984	(1)
453 Ravendale Drive	Office	Mountain View, CA	—	5,477	1,090	230	5,477	1,320	—	—	6,797	142	1977	(1)
7500 Boston Boulevard, Building Six	Office	Springfield, VA	—	138	3,749	2,057	273	5,671	—	—	5,944	4,053	1985	(1)
7300 Boston Boulevard, Building Thirteen	Office	Springfield, VA	—	608	4,773	18	608	4,791	—	—	5,399	3,902	2002	(1)
7601 Boston Boulevard, Building Eight	Office	Springfield, VA	—	200	878	4,182	378	4,882	—	—	5,260	3,472	1986	(1)
Fourteen Cambridge Center	Office	Cambridge, MA	—	110	4,483	569	110	5,052	—	—	5,162	3,709	1983	(1)
8000 Corporate Court, Building Eleven	Office	Springfield, VA	—	136	3,071	1,133	687	3,653	—	—	4,340	2,300	1989	(1)
7375 Boston Boulevard, Building Ten	Office	Springfield, VA	—	23	2,685	826	47	3,487	—	—	3,534	2,235	1988	(1)
7374 Boston Boulevard, Building Four	Office	Springfield, VA	—	241	1,605	1,519	303	3,062	—	—	3,365	2,271	1984	(1)
7451 Boston Boulevard, Building Two	Office	Springfield, VA	—	249	1,542	1,000	535	2,256	—	—	2,791	2,083	1982	(1)
32 Hartwell Avenue	Office	Lexington, MA	—	168	1,943	214	168	2,157	—	—	2,325	1,478	1968- 1979/1987	(1)
164 Lexington Road	Office	Billerica, MA	—	592	1,370	117	592	1,487	—	—	2,079	670	1982	(1)
17 Hartwell Avenue	Office	Lexington, MA	—	26	150	845	26	995	—	—	1,021	615	1968	(1)
Residences on The Avenue, 2221 I St., NW	Residential	Washington, DC	—	—	119,874	(32)	—	119,842	—	—	119,842	7,948	2011	(1)
The Lofts at Atlantic Wharf	Residential	Boston, MA	—	3,529	54,891	1,543	3,529	56,434	—	—	59,963	3,591	2011	(1)
Cambridge Center Marriott	Hotel	Cambridge, MA	—	478	37,918	33,090	478	71,008	—	—	71,486	46,750	1986	(1)
Cambridge Center East Garage	Garage	Cambridge, MA	—	—	35,035	1,073	—	36,108	—	—	36,108	6,624	1984	(1)
Cambridge Center West Garage	Garage	Cambridge, MA	—	1,256	15,697	841	1,256	16,538	—	—	17,794	3,262	2006	(1)
Cambridge Center North Garage	Garage	Cambridge, MA	—	1,163	11,633	1,085	1,163	12,718	—	—	13,881	7,909	1990	(1)
250 West 55th Street	Development	New York, NY	—	—	—	816,578	15,889	44,227	—	756,462	816,578	483	N/A	N/A
Transbay Tower	Development	San Francisco, CA	—	—	—	255,406	—	—	—	255,406	255,406	—	N/A	N/A
680 Folsom Street	Development	San Francisco, CA	—	—	—	241,093	—	—	3,475	237,618	241,093	—	N/A	N/A
601 Massachusetts Avenue	Development	Washington, DC	—	—	—	121,694	—	—	—	121,694	121,694	—	N/A	N/A
535 Mission Street	Development	San Francisco, CA	—	—	—	113,274	—	—	—	113,274	113,274	—	N/A	N/A
The Avant at Reston Town Center Residential	Development	Reston, VA	—	—	—	107,022	12,741	55,701	—	38,580	107,022	160	N/A	N/A
Springfield Metro Center	Land	Springfield, VA	—	—	—	32,073	—	—	32,073	—	32,073	—	N/A	N/A
Plaza at Almaden	Land	San Jose, CA	—	—	—	29,003	—	—	29,003	—	29,003	—	N/A	N/A

Tower Oaks Master Plan	Land	Rockville, MD	—		—	—	28,976	—	—	28,976	—	28,976	—	N/A	N/A
Reston Signature Site	Land	Reston, VA	—		—	—	27,890	—	—	27,890	—	27,890	—	N/A	N/A
Prospect Hill	Land	Waltham, MA	—		—	—	24,197	—	667	23,530	—	24,197	—	N/A	N/A
Washingtonian North	Land	Gaithersburg, MD	—		—	—	18,290	—	—	18,290	—	18,290	—	N/A	N/A
6601 & 6605 Springfield Center Drive	Land	Springfield, VA	—		—	—	13,866	—	—	13,866	—	13,866	—	N/A	N/A
Waltham Office Center	Land	Waltham, MA	—		—	—	12,069	—	7,963	4,106	—	12,069	7,967	N/A	N/A
103 4th Avenue	Land	Waltham, MA	—		—	—	11,918	—	—	11,918	—	11,918	—	N/A	N/A
Cambridge Master Plan	Land	Cambridge, MA	—		—	—	11,153	—	—	11,153	—	11,153	—	N/A	N/A
Reston Gateway	Land	Reston, VA	—		—	—	9,682	—	—	9,682	—	9,682	—	N/A	N/A
Reston Eastgate	Land	Reston, VA	—		—	—	8,807	—	—	8,807	—	8,807	—	N/A	N/A
Crane Meadow	Land	Marlborough, MA	—		—	—	8,725	—	—	8,725	—	8,725	—	N/A	N/A
Broad Run Business Park	Land	Loudon County, VA	—		—	—	7,888	1,621	—	6,267	—	7,888	—	N/A	N/A
30 Shattuck Road	Land	Andover, MA	—		—	—	1,212	—	—	1,212	—	1,212	—	N/A	N/A

			$4,449,734	(2)	$4,303,172	$10,631,057	$3,589,048	$4,342,951	$12,359,771	$297,376	$1,523,179	$18,523,277	$3,081,040

Note: Total Real Estate does not include Furniture, Fixtures and Equipment totaling approximately $25,164. Accumulated Depreciation does not include approximately $15,870 of accumulated depreciation related to Furniture, Fixtures and Equipment.

The aggregate cost and accumulated depreciation for tax purposes was approximately $16.5 billion and $2.9 billion, respectively.

(1)	Depreciation of the buildings and improvements are calculated over lives ranging from the life of the lease to 40 years.
(2)	Includes the unamortized balance of the historical fair value adjustment totaling approximately $191.2 million.

Boston Properties Limited Partnership

Real Estate and Accumulated Depreciation

December 31, 2013

(dollars in thousands)

A summary of activity for real estate and accumulated depreciation is as follows:

	2013	2012	2011
Real Estate:
Balance at the beginning of the year	$14,431,521	$12,922,967	$12,300,746
Additions to/improvements of real estate	4,410,622	1,602,583	668,084
Assets sold/written-off	(318,866)	(94,029)	(45,863)

Balance at the end of the year	$18,523,277	$14,431,521	$12,922,967

Accumulated Depreciation:
Balance at the beginning of the year	$2,862,302	$2,577,118	$2,267,682
Depreciation expense	411,860	359,442	354,413
Assets sold/written-off	(193,122)	(74,258)	(44,977)

Balance at the end of the year	$3,081,040	$2,862,302	$2,577,118

Note: Real Estate and Accumulated Depreciation amounts do not include Furniture, Fixtures and Equipment.

(b) Exhibits

2.1	-	Transfer Agreement, dated May 31, 2013, by and among BP 767 Fifth LLC, Sungate Fifth Avenue LLC, 767 LLC and BP/DC 767 Fifth LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Boston Properties, Inc. filed on June 3, 2013.)

3.1	-	Form of Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (Incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Registration Statement on Form S-11, File No. 333-25279.)

3.2	-	Amended and Restated Certificate of Designations of Series E Junior Participating Cumulative Preferred Stock of Boston Properties, Inc. (Incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on June 18, 2007.)

3.3	-	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (Incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on May 20, 2010.)

3.4	-	Certificate of Designations of 92,000 shares of 5.25% Series B Cumulative Redeemable Preferred Stock of Boston Properties, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 8-A of Boston Properties, Inc. filed on March 22, 2013.)

3.5	-	Second Amended and Restated Bylaws of Boston Properties, Inc. (Incorporated by reference to Exhibit 3.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on October 24, 2008.)

3.6	-	Amendment to Second Amended and Restated By-laws of Boston Properties, Inc. (Incorporated by reference to Exhibit 3.2 to Boston Properties, Inc.’s Current Report on Form 8-K filed on May 20, 2010.)

3.7	-	Form of Certificate of Designations for Series A Preferred Stock. (Incorporated by reference to Exhibit 99.26 to Boston Properties, Inc.’s Current Report on Form 8-K filed on November 25, 1998.)

4.1	-	Shareholder Rights Agreement, dated as of June 18, 2007, between Boston Properties, Inc. and Computershare Trust Company, N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on June 18, 2007.)

4.2	-	Form of Common Stock Certificate. (Incorporated by reference to Exhibit 4.3 to Boston Properties, Inc.’s Registration Statement on Form S-11, File No. 333-25279.)

4.3	-	Master Deposit Agreement among Boston Properties, Inc., Computershare Inc. and Computershare Trust Company, N.A., collectively, as depositary, and the holders from time to time of depositary shares as described therein, dated March 22, 2013 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A of Boston Properties, Inc. filed on March 22, 2013.)

4.4	-	Indenture, dated as of December 13, 2002, by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee. (Incorporated by reference to Exhibit 4.1 to Boston Properties, Inc.’s Current Report on Form 8-K/A filed on December 13, 2002.)

4.5	-	Supplemental Indenture No. 3, dated as of March 18, 2003, by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee, including a form of the 5.625% Senior Note due 2015. (Incorporated by reference to Exhibit 4.6 to Boston Properties Limited Partnership’s Amendment No. 3 to Form 10 filed on May 13, 2003.)

4.6	-	Supplemental Indenture No. 4, dated as of May 22, 2003, by and between Boston Properties Limited Partnership and The Bank of New York, as Trustee, including a form of the 5.00% Senior Note due 2015. (Incorporated by reference to Exhibit 4.2 to Boston Properties Limited Partnership’s Form S-4 filed on June 13, 2003, File No. 333-106127.)

4.7	-	Supplemental Indenture No. 7, dated as of August 19, 2008, between the Company and the Trustee, including a form of the 3.625% Exchangeable Senior Note due 2014. (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on August 20, 2008.)

4.8	-	Supplemental Indenture No. 8, dated as of October 9, 2009, between Boston Properties Limited Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee, including a form of the 5.875% Senior Note due 2019. (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on October 9, 2009.)

4.9	-	Supplemental Indenture No. 9, dated as of April 19, 2010, between Boston Properties Limited Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee, including a form of the 5.625% Senior Note due 2020. (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on April 19, 2010.)

4.10	-	Supplemental Indenture No. 10, dated as of November 18, 2010, between Boston Properties Limited Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee, including a form of the 4.125% Senior Note due 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on November 18, 2010.)

4.11	-	Supplemental Indenture No. 11, dated as of November 10, 2011, between Boston Properties Limited Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee, including a form of the 3.700% Senior Note due 2018 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on November 10, 2011.)

4.12	-	Supplemental Indenture No. 12, dated as of June 11, 2012, between Boston Properties Limited Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee, including a form of the 3.85% Senior Note due 2023 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on June 11, 2012.)

4.13	-	Supplemental Indenture No. 13, dated as of April 11, 2013, between Boston Properties Limited Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee, including a form of the 3.125% Senior Note due 2023 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on April 11, 2013.)

4.14	-	Supplemental Indenture No. 14, dated as of June 27, 2013, between Boston Properties Limited Partnership and The Bank of New York Mellon Trust Company, N.A., as Trustee, including a form of the 3.800% Senior Note due 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on July 1, 2013.)

4.15	-	Registration Rights Agreement, dated as of August 19, 2008, among the Company, Boston Properties, Inc., JP Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as the representatives of the initial purchasers of the Notes. (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on August 20, 2008.)

10.1	-	Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of June 29, 1998. (Incorporated by reference to Exhibit 99.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on July 15, 1998.)

10.2	-	Certificate of Designations for the Series Two Preferred Units, dated November 12, 1998, constituting an amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership. (Incorporated by reference to Exhibit 99.24 to Boston Properties, Inc.’s Current Report on Form 8-K filed on November 25, 1998.)

10.3	-	Certificate of Designations for the Series Four Preferred Units, dated as of August 29, 2012, constituting an amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 10-Q of Boston Properties, Inc. filed on November 8, 2012.)

10.4	-	Certificate of Designations for the 5.25% Series B Cumulative Redeemable Preferred Units, dated as of March 20, 2013, constituting an amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Boston Properties, Inc. filed on March 22, 2013.)

10.5*	-	Forty-Seventh Amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of April 11, 2003, by Boston Properties, Inc., as general partner. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on August 14, 2003.)

10.6*	-	Seventy-Seventh Amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of January 24, 2008, by Boston Properties, Inc., as general partner. (Incorporated by reference to Exhibit 10.3 to Boston Properties, Inc.’s Current Report on Form 8-K filed on January 29, 2008.)

10.7	-	Ninety-Eighth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership, dated as of October 21, 2010. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 5, 2010.)

10.8*	-	Boston Properties, Inc. 2012 Stock Option and Incentive Plan. (Incorporated by reference to Exhibit A to Boston Properties, Inc.’s Proxy Statement on Schedule 14A filed on March 30, 2012.)

10.9*	-	Form of 2011 Outperformance Award Agreement. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Current Report on Form 8-K filed on January 21, 2011.)

10.10*	-	Form of 2012 Outperformance Award Agreement. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on May 8, 2012.)

10.11*	-	Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.59 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 15, 2005.)

10.12*	-	First Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.60 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 15, 2005.)

10.13*	-	Second Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.61 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 15, 2005.)

10.14*	-	Boston Properties Deferred Compensation Plan, Amended and Restated Effective as of January 1, 2009. (Incorporated by reference to Exhibit 10.10 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.15*	-	Employment Agreement by and between Mortimer B. Zuckerman and Boston Properties, Inc. dated as of January 17, 2003. (Incorporated by reference to Exhibit 10.7 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.16*	-	First Amendment to Employment Agreement, dated as of November 1, 2007, by and between Boston Properties, Inc. and Mortimer B. Zuckerman. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.17*	-	Second Amendment to Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Mortimer B. Zuckerman. (Incorporated by reference to Exhibit 10.13 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.18*	-	Transition Benefits Agreement by and between Mortimer B. Zuckerman and Boston Properties, Inc. dated March 10, 2013 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Boston Properties, Inc. filed on March 11, 2013.)

10.19*	-	Third Amendment to Employment Agreement by and between Mortimer B. Zuckerman and Boston Properties, Inc. dated March 10, 2013 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Boston Properties, Inc. filed on March 11, 2013.)

10.20*	-	Employment Agreement by and between Owen D. Thomas and Boston Properties, Inc. dated March 10, 2013 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Boston Properties, Inc. filed on March 11, 2013.)

10.21*	-	Employment Agreement by and between Douglas T. Linde and Boston Properties, Inc. dated as of November 29, 2002. (Incorporated by reference to Exhibit 10.12 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.22*	-	First Amendment to Employment Agreement, dated as of November 1, 2007, by and between Boston Properties, Inc. and Douglas T. Linde. (Incorporated by reference to Exhibit 10.3 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.23*	-	Second Amendment to Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Douglas T. Linde. (Incorporated by reference to Exhibit 10.19 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.24*	-	Amended and Restated Employment Agreement by and between Raymond A. Ritchey and Boston Properties, Inc. dated as of November 29, 2002. (Incorporated by reference to Exhibit 10.15 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.25*	-	First Amendment to Amended and Restated Employment Agreement, dated as of November 1, 2007, by and between Boston Properties, Inc. and Raymond A. Ritchey. (Incorporated by reference to Exhibit 10.4 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.26*	-	Second Amendment to Amended and Restated Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Raymond A. Ritchey. (Incorporated by reference to Exhibit 10.22 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.27*	-	Employment Agreement by and between Michael E. LaBelle and Boston Properties, Inc. dated as of January 24, 2008. (Incorporated by reference to Exhibit 10.2 to Boston Properties, Inc.’s Current Report on Form 8-K filed on January 29, 2008.)

10.28*	-	First Amendment to Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Michael E. LaBelle. (Incorporated by reference to Exhibit 10.27 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.29*	-	Employment Agreement by and between Peter D. Johnston and Boston Properties, Inc. dated as of August 25, 2005. (Incorporated by reference to Exhibit 10.2 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2005.)

10.30*	-	First Amendment to Employment Agreement, dated as of November 1, 2007, by and between Boston Properties, Inc. and Peter D. Johnston. (Incorporated by reference to Exhibit 10.6 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.31*	-	Second Amendment to Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Peter D. Johnston. (Incorporated by reference to Exhibit 10.30 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.32*	-	Employment Agreement by and between Bryan J. Koop and Boston Properties, Inc. dated as of November 29, 2002. (Incorporated by reference to Exhibit 10.10 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.33*	-	First Amendment to Employment Agreement, dated as of November 1, 2007, by and between Boston Properties, Inc. and Bryan J. Koop. (Incorporated by reference to Exhibit 10.7 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.34*	-	Second Amendment to Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Bryan J. Koop. (Incorporated by reference to Exhibit 10.33 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.35*	-	Employment Agreement by and between Robert E. Pester and Boston Properties, Inc. dated as of December 16, 2002. (Incorporated by reference to Exhibit 10.14 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.36*	-	First Amendment to Employment Agreement, dated as of November 1, 2007, by and between Boston Properties, Inc. and Robert E. Pester. (Incorporated by reference to Exhibit 10.9 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.37*	-	Second Amendment to Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Robert E. Pester. (Incorporated by reference to Exhibit 10.40 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.38*	-	Employment Agreement by and between Mitchell S. Landis and Boston Properties, Inc. dated as of November 26, 2002. (Incorporated by reference to Exhibit 10.11 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.39*	-	First Amendment to Employment Agreement, dated as of November 1, 2007, by and between Boston Properties, Inc. and Mitchell S. Landis. (Incorporated by reference to Exhibit 10.10 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.40*	-	Second Amendment to Employment Agreement, dated as of December 15, 2008, by and between Boston Properties, Inc. and Mitchell S. Landis. (Incorporated by reference to Exhibit 10.43 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.41*		Employment Agreement by and between John F. Powers and Boston Properties, Inc. dated as of November 4, 2013. (Incorporated by reference to Exhibit 10.41 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 28, 2014.)

10.42*	-	Senior Executive Severance Agreement by and among Boston Properties, Inc., Boston Properties Limited Partnership and Mortimer B. Zuckerman. (Incorporated by reference to Exhibit 10.17 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.43*	-	First Amendment to the Senior Executive Severance Agreement, dated as of November 1, 2007, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Mortimer B. Zuckerman. (Incorporated by reference to Exhibit 10.11 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.44*	-	Second Amendment to the Senior Executive Severance Agreement, dated as of December 15, 2008, by and among Boston Properties, Inc., Boston Properties Limited Partnership and Mortimer B. Zuckerman. (Incorporated by reference to Exhibit 10.46 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.45*	-	Boston Properties, Inc. Senior Executive Severance Plan. (Incorporated by reference to Exhibit 10.19 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.46*	-	First Amendment to the Boston Properties, Inc. Senior Executive Severance Plan, dated as of October 18, 2007. (Incorporated by reference to Exhibit 10.13 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.47*	-	Second Amendment to the Boston Properties, Inc. Senior Executive Severance Plan, dated as of December 15, 2008. (Incorporated by reference to Exhibit 10.52 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.48*	-	Third Amendment to the Boston Properties, Inc. Senior Executive Severance Plan, dated as of January 8, 2014. (Incorporated by reference to Exhibit 10.48 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 28, 2014.)

10.49*	-	Boston Properties, Inc. Executive Severance Plan, dated as of July 30, 1998. (Incorporated by reference to Exhibit 10.20 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 27, 2003.)

10.50*	-	First Amendment to the Boston Properties, Inc. Executive Severance Plan, dated as of October 18, 2007. (Incorporated by reference to Exhibit 10.14 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.51*	-	Second Amendment to the Boston Properties, Inc. Executive Severance Plan, dated as of January 8, 2014. (Incorporated by reference to Exhibit 10.51 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 28, 2014.)

10.52*	-	Boston Properties, Inc. Officer Severance Plan, dated as of July 30, 1998. (Incorporated by reference to Exhibit 10.15 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.53*	-	First Amendment to the Boston Properties, Inc. Officer Severance Plan, dated as of October 18, 2007. (Incorporated by reference to Exhibit 10.16 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on November 9, 2007.)

10.54*	-	Second Amendment to the Boston Properties, Inc. Officer Severance Plan, dated as of December 15, 2008. (Incorporated by reference to Exhibit 10.57 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on March 2, 2009.)

10.55*	-	Form of Indemnification Agreement by and among Boston Properties, Inc., Boston Properties Limited Partnership and certain officers and directors of the Company. (Incorporated by reference to Exhibit 10.1 to Boston Properties, Inc.’s Quarterly Report on Form 10-Q filed on August 9, 2004.)

10.56*	-	Director Appointment Agreement, dated as of January 20, 2011, by and between Matthew J. Lustig and Boston Properties, Inc. (Incorporated by reference to Exhibit 10.55 to Boston Properties, Inc.’s Annual Report on Form 10-K filed on February 25, 2011.)

10.57	-	Seventh Amended and Restated Revolving Credit Agreement, dated as of July 26, 2013, among Boston Properties Limited Partnership and the lenders identified therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Boston Properties Limited Partnership filed on July 29, 2013.)

12.1	-	Statement re Computation of Ratios. (Filed herewith.)

21.1	-	Subsidiaries of Boston Properties, Inc. (Filed herewith.)

23.1	-	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting firm. (Filed herewith.)

31.1	-	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (Filed herewith.)

31.2	-	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (Filed herewith.)

32.1	-	Section 1350 Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Furnished herewith.)

101	-	The following materials from Boston Properties Limited Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Comprehensive Income, (iv) the Consolidated Statements of Partners’ Capital, (v) the Consolidated Statements of Cash Flows, and (vi) related notes to these financial statements.

*	Indicates management contract or compensatory plan or arrangement required to be filed or incorporated by reference as an exhibit to this Form 10-K pursuant to Item 15(b) of Form 10-K.